UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          AMENDMENT NO. 4 to FORM 10-SB

                 GENERAL FORM FOR REGISTRATION OF SECURITIES OF
                             SMALL BUSINESS ISSUERS

                         Under Section 12(b) or 12(g) of
                       The Securities Exchange Act of 1934

                            CEVA INTERNATIONAL, INC.
                 (Name of Small Business Issuer in its charter)


         Nevada                           ________22-3113236__________
(State or Other Jurisdiction          (IRS Employer Identification No.)
  of Incorporation or Organization)

75-77 North Bridge Street, Somerville, New Jersey             08876
(Address of principal executive offices)                    (Zip Code)

                                 (908) 429-0030
                (Issuer's Telephone Number, Including Area Code)


Securities to be registered under Section 12(b) of the Act:

         Title of each class                   Name of each exchange on which
         to be so registered                   each class is to be registered

         ---------------                            ----------------------

                  None                                       None
                  -----                                     -----

Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, par value $.001
                                (Title of Class)

ITEM 15.          EXHIBITS.
            (a) (i)Audited Financial Statements of CEVA International, Inc. and Subsidiary for the Fiscal Years Ended December 31, 1999 and December 31, 1998.

                  (ii)Audited Financial Statements of CEVA International, Inc. and Subsidiary for the Fiscal Years Ended December 31,
                  1998 (Restated) and December 31, 1997.

            (b)   Other Exhibits

Exhibit No.       Document Description

       *2.1  Agreement and Plan of Merger,  dated March 29, 1999
       *2.2  Articles of Merger,  dated April 23, 1999
       *2.3  Certificate of Merger, dated April 26,
             1999
       *3.1  Articles of Incorporation of Oro Bueno, Inc., dated January 30,
             1994
       *3.2 Certificate of Amendment of Articles of Incorporation of Oro Bueno, Inc., dated July 10, 1997
       *3.3 Amended and Restated Articles of Incorporation of Oro Bueno, Inc., dated April 24, 1999.
       *3.4  Bylaws of CEVA International, Inc., a Nevada corporation
       *10.1 Loan and Master LTTD Services Agreement with Green Globe LLC, dated December 6, 1997
       *10.2 Lease Agreement between Green Globe LLC and CEVA Hungary, dated June 5, 1998
       *10.3 "The Unified Deed of Association of CEVA Hungary Ltd." dated
             November 23, 1998
       **10.4 Service Agreement, dated September 1, 1997, by and between
              Hungarian Oil and Gas ("MOL") and the Company.
       **10.5 Waste Fuel Agreement, dated August 1, 1998, by and between
              S.C.Cimus S.A. and CEVA International, Inc.
       **10.6 Joint Venture Agreement, dated May 19/24, 2000, by and between
              Breitenburger Auslandbeteiligungs GmbH ("Holderbank
              Cement") and CEVA International, Inc.
       **10.7 Amendment of Entrepreneurial Contract, dated July 25, 2000, by and between Hungarian Oil and Gas ("MOL")  and  CEVA
              International, Inc.
       **10.8 Waste Materials Processing Agreement, dated August 1, 2000, by and between Rompetrol Rafinare Vega S.A. ("VEGA") and
              CEVA International, Inc.
        *10.9 Employment Agreement,  dated September 1, 2000 by and between the
              Company and Stephen Soley
        *23.1 Consent of Independent Auditors
        *27   Financial Data Schedules

---------------
 *Previously filed
**These exhibits contain deleted text which is the subject of a Confidential
  Treatment Application pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                   SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant caused this Amendment No. 4 to its registration statement on Form 10-SB to be signed on its behalf by the undersigned, thereunto duly authorized.

                                CEVA International, Inc.

Date:  January 2, 2001          By:  /s/ Herbert G. Case, Jr.
                                ---------------------------
                                 Herbert G. Case, Jr.
                                 Its: President and Chief Executive Officer
                                      Acting Chief Financial Officer


Signature                       Title                             Date


/s/ Herbert G. Case, Jr.        President,
   Herbert G. Case, Jr.         Chief Executive Officer    January 2, 2001
                                Acting Chief Financial Officer
                                Director

/s/ Joseph J. Tomasek           Vice President and
    Joseph J. Tomasek           Director                   January 2, 2001


/s/  Robert Van Pelt            Treasurer and              January 2, 2001
---------------------------
   Robert Van Pelt              Director









                                       3




ceva10-sb - Amend. No. 4 01-02-01

                                                                    Exhibit 10.4
                               SERVICE AGREEMENT

     Which was entered into between the Hungarian Oil and Gas Industrial Company limited by Shares with an address at H-1117 Budapest, Oktober huszonharmadika u.
18. as Customer and CEVA Hungary Kft. with an address at H-1097 Budapest, Illatos ut 7. and CEVA International Inc. with an address at 1967 Highway 27, Suite-32B, Edison, New Jersey, 08817 USA as the Contractors of this Agreement (hereinafter together: CEVA) with the following terms and conditions:

INTRODUCTION

A. On the Nyirbogdany site of MOL approximately 30,000 tonnes acid tar have been accumulated which is listed under Aoil refinery waste material@ in point 5.4.8 of Appendix 2 of the Government Decree No. 102/1996. (VII.12.) (the >Decree@) and classified as Category II. hazardous material.

B. According to a technical estimate approximately 20,000 tonnes is suitable to produce a liquid alternative waste fuel material called AAF@ from the accumulated acid tar with the procedure of CEVA International Inc. and with the procedure elaborated by the local experts which can be used at Cement Factory and other industrial establishments in a closed system in accordance with the Decree.

C. The removal of the acid tar and the production of the AAF@ shall take place in the Nyirbogdany plant of MOL, however the use shall occur according to Section 7. The first 2 months period of the use is experimental. Based on this, the users shall apply for a 2 months permit and the maximum quantity belonging to it. Based on the information obtained during this experimental use the proportion and the quantity of the ingredients may change. The contracting parties shall mutually accept and acknowledge this change based on the permit of the authorities. This permits issued by the relevant authorities are attached as Attachment 1/a., b., and c. of this Agreement.

D. MOL shall enter into an agreement with the users of the alternative fuels and CEVA acknowledges the agreements regarding the production of AAF@ or the schedule of the users and acts according to MOL=s order at all times regarding the producible quantities. The minutes regarding the needs of the users and the agreements are attached as Appendix 2/a., b., and c.

E. MOL owns the acid tar and the AAF@ alternative waste fuel material made of it during the entire period of the production and sale.

1.       CONTRACTING PARTIES

1.1 CEVA Hungary Kft. established in accordance with Act VI of 1988 which is registered under No. 13-09-07-1199/02. with the Metropolitan Court of Registration.

1.2 CEVA International Inc. registered under the laws of the United States which partly owns CEVA Hungary Kft.

1.3 The Hungarian Oil and Gas Industrial Company Limited by Shares which is registered under no. 01-10-041683 with the Metropolitan Court of Registration.

1.4 The following persons are entitled to act on behalf of the contracting parties:

         MOL Rt.                                      Dr. Lengyel Jeno
                                                      Dr. Janos Gergely

         CEVA Hungary Kft.                            Janos Soos

         Regarding the site agreements                Tamas Henyusz

 Laszlo Jozsef

2.       THE SUBJECT OF THE AGREEMENT

         CEVA shall produce AAF@ based on the governmental permits on the site of MOL in Nyirbogdany from the acid tar as determined in Section B and it shall use acid tar based on the process description and recipe attached as Appendix 4 to this Agreement, thereby it meets the quantity-requirements of the users.

3.       THE CONDITIONS OF THE PERFORMANCE OF THIS AGREEMENT

3.1      Governmental permits

         CEVA shall start the performance of this Agreement only after obtaining the relevant environmental and other governmental permits. It shall participate in obtaining the relevant permits in order to ensure the aforementioned.

         MOL shall ensure that nothing interrupts the performance of the work including obtaining of the relevant permits. The relevant permits shall be attached to this Agreement and constitute the appendix to it (as Appendix 1/a., b., and c.) issued by local authorities at the site.

4        CEVA'S RIGHTS AND OBLIGATIONS

4.1      CEVA's obligations before the recovery of acid tar:

         4.1.1 CEVA shall comply with the rules of government Decree No. 102/1996. (VIII.12.) regarding the treatment and transportation of the materials subject of this Agreement.

         4.1.2 CEVA shall bring the equipments, materials and the machinery to the site according to the preliminary discussions with MOL=s site manager.

         4.1.3 CEVA shall provide its demands in writing regarding the site until the execution of agreement with the site but the latest until September 15, 1997.

4.2      CEVA=s obligations following commencing the performance:

         4.2.1 CEVA shall measure the materials shipped to the recovery and processing location at the Nyirbogdany factory of MOL. CEVA shall measure materials to be shipped in accordance with the quality requirements agreed upon by the user. MOL shall certify the AAF@ with a certificate of quality according to the standard analysis of the MOL laboratory.

         4.2.2 CEVA shall comply with the relevant environmental, safety, labour safety and accident prevention rules and orders of the site and it shall also ensure that its subcontractors observe the above mentioned rules as well. CEVA shall inform MOL about any requested data of its subcontractors.

         4.2.3    CEVA shall keep a log-book  during the performance of
                  the  work  under  this   Agreement.   The   following
                  information shall be included in the log-book:

                  (i)         the date of handing over the work area;

                  (ii) the quality and quantity of the materials transported in accordance with the relevant parameters;

                  (iii) the quality and quantity of the materials transported out according to the relevant parameters;

                  (iv) any extraordinary events occurred during the performance of the work;

                  (v) any circumstances preventing the performance of the work;

                  (vi)        the time of starting and finishing the work daily;

                  (vii)       names of the workers; and

                  (viii)      the performed activity.

         4.2.4 The parties will enter into a separate agreement in respect of compensations with the site at the handing-over of the work-site. CEVA shall pay for the services ordered by it and performed by MOL in accordance with the site (Appendix 5).

         4.2.5 CEVA shall surround the work area with a visible warning-ribbon. CEVA shall place warning signs on the work area and it shall arrange guarding the work area within the designated area. CEVA shall remove any contamination of the road caused by it immediately.

         4.2.6 CEVA shall neutralize the waste water produced during the removal of acid tar (pH 5-8) and drain it according to the waste water capacity of the site following the gravitational separation.

4.3      CEVA's rights:

         4.3.1 CEVA is entitled to review and make copies of all relevant authority and other data regarding the disposal of the acid tar and other data, description, information and other documents relevant to the performance of this Agreement in accordance with the relevant rules of MOL.

         4.3.2 CEVA shall obtain all reasonable assistance from MOL to perform its obligations under this Agreement.

5.       MOL'S RIGHTS AND OBLIGATIONS

5.1 Mol's obligations before the commencing of CEVA's activities:

         5.1.1 MOL shall designate the necessary area - where the removal of acid tar and the production of the alternative fuel shall occur - for the performance of the work and hand it over to CEVA in proper condition within 30 days from the date determined by CEVA according to Section 4.1.3. MOL shall hand over the work area with a Handover Protocol to CEVA. (Appendix
                           6).

         5.1.2 MOL shall create a waste water channel or receiver at the border of the work area which is suitable for receiving the removed and decontaminated waste water. MOL shall provide two containers with the satisfactory measurements to the decontamination of the acidic water to CEVA.

         5.1.3 MOL shall ensure the necessary electric energy with proper connector at the border of the work area as designated by CEVA. CEVA shall pay for the electric energy according to the agreement with the site. (Appendix 5).

         5.1.4 MOL shall inform CEVA, its subcontractors and its employees regarding the rules in connection with safety, labour protection and environmental protection and deliver it in writing. The written rules are attached as Appendix 7.

         5.1.5 MOL shall permanently ensure the use of proper social areas to the employees of CEVA.

5.2      MOL's obligations after the commencing of CEVA's activities:

         5.2.1 MOL shall ensure that all employees of CEVA that had been reported previously to MOL have access to the work area 24 hours a day including weekends and holidays in accordance with the preliminary report of CEVA regarding the number of employee.

         5.2.2 Exclusively authorized employees of MOL shall be allowed to enter into the work area following the handing-over of the work area.

5.3      MOL's rights following the handing over of the work area:

         5.3.1 MOL is entitled to monitor CEVA's activity permanently and is entitled to write any remarks in CEVA' log book through its appointed representative.

         5.3.2 MOL is entitled to temporarily limit CEVA=s activity if there is any safety, personnel or property protection or environmental protection reason for such limitation.

         5.3.3 MOL is entitled to measure the received, recovered and dispatched materials after each shipping, to remove a sample from the materials in order to establish its quality and to review CEVA=s certificate of quality.

6.       DEFINITION AND STORING OF FOREIGN MATERIALS

         The parties agree that they consider all materials that are not derived from acid tar (construction debris, metal. barrel, packing materials or such materials which were not created during refinery technologies) using treatment material. CEVA shall separately store the above determined foreign material on the work area in accordance with the agreement with the site manager in a container provided by MOL.

7.       TIME AND PLACE OF PERFORMANCE

         The alternative fuel called "AF" - made of acid tar shall be produced in MOL.s factory in Nyirbogdany.

         In accordance with Section B CEVA shall commence the production of the alternative fuel from acid tar at the latest by October 30, 1997 on the place of performance stipulated in this Agreement and shall finish it by June 30, 2000 if the governmental permits are available within this time period. CEVA agrees that it shall produce the above mentioned alternative fuel continuously - according to the needs of the users - in accordance with the permits as listed in Appendix 1 or the Introduction.

         Anticipated users:
         -  *                    8,000 tonnes/year
         -  *                    8,000 tonnes/year
         -  *                    5,000 tonnes/year
8.       SERVICE FEE

         The service fee is established based on the quantity of the removed acid tar according to the measuring at designated the site. The fee for the processing of the measured removed acid tar and the AF is * USD/tonne + VAT, additional expenses cannot be charged to MOL regarding the establishing and operating the service.

         The service fee shall not include the shipping costs and the costs of the type of supplemental hydrocarbon based materials used to the processing of the alternative fuel and the shipping costs of the "AF" these shall be stipulated in a separate agreement (MOL and the users). The fee for the decontamination of the acidic waste water originated
         during the removal of acid tar is *      .

         The service fee is charged in USD and the issuance of the bill will reflect this. MOL shall pay the bill plus VAT based on the Hungarian forint equivalent of the service fee calculated the working mid-rate of the Hungarian National Bank on the last working day of the previous month.

9.       CONDITION OF PAYMENT

9.1 The basis for the issuance of the service bill is the quantity of the removed acid tar as established in Section 8. The condition of the acceptance of the bill is that the designated site manager of MOL certifies the fulfillment of

*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

         the performance and the user accepts the "AF".

9.2 MOL shall transfer the payment within fifteen (15) days from the date of the receipt of CEVA's bill to bank account no.10103104-39563222-00000000 at Budapest Bank Rt. MOL is obliged to pay late payment fee in case of delay in payment. The amount of the late payment charge is equal to the base interest rate of the Hungarian
         National Bank*   %.

9.3 Parties agree that the service is indivisible, however CEVA is entitled to submit bills on a weekly basis based on the quantity of the removed acid tar.

9.4 The financial arrangement regarding any intellectual property rights arising during the production of acid tar as indicted in Section B is included in the service fees of CEVA (Point 8) or CEVA shall arrange it. Payment is due quarterly.

9.5 CEVA acknowledges, that its contracts regarding its intellectual property rights are not confidential and it shall disclose the content of such rights in case of any legal dispute with MOL or with third parties. AThird parties@ shall mean the entities with whom CEVA contracted regarding the payment concerning intellectual property right.

10.      BREACH OF CONTRACT

10.1     The parties shall  stipulate the  conditions of the  performance  after
         obtaining  the   governmental   permits,   which  conditions  shall  be
         determined based on the needs of the users.

10.2 If one of the parties is in breach of this Agreement it shall pay compensation and penalty to the other party with the limitations set forth by this Agreement except if it proves that it has performed the obligations expected from an Economic Association in a given similar situation.

10.3 The acceptance of the performance not in full compliance of this Agreement shall not be interpreted as a waiver of any rights arising out of the breach of contract.

*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

10.4 In case CEVA breaches Sections 4.1.1, 4.2.3 or prevent the performance under Section 5.3.3, or if the acid tar as determined in Section B shall not be processed due to CEVA=s fault within 30 days from the deadline, MOL is entitled to terminate this Agreement as a result of which it will cease to be in force on the tenth (10.) day following the termination notice. In case of termination the parties shall settle any outstanding debts owed towards each other.

10.5 In case CEVA shall not perform its obligations due to MOL's fault, CEVA is entitled to cancel the Agreement after November 1, 1997. In case of cancellation by CEVA the Agreement ceases to be in force from the date of the receipt of the cancellation. In case of cancellation the parties shall settle any outstanding debts owed towards each other.

11.      PENALTY

11.1 The defaulting party shall pay a penalty if any of the following occurs:

         11.1.1            Delay in performance

                           In case CEVA is in delay, it shall penalty if the performance does not occur within 10 days from the receipt of the notice requesting performance and in case of MOL it shall pay penalty from the following day of the last day of the payment deadline.

         11.1.2            Faulty performance

                           Faulty performance occurs if CEVA deviates from the procedure which is permitted by the authorities during the removal and processing of acid tar and as a result MOL shall be obliged to pay environmental fine due to CEVA=s fault. the faulty performance occurs if the resolution imposing the fine shall become final following exercising all available defense;

         11.1.3            Cancellation

                           In case any of the parties cancel the Agreement under 10.4 or 10.5

11.2     The basis of the penalty

         The penalty is based on the stipulated compensation hereof. The basis of the calculation of the penalty is the amount established by multiplying the service fee per tonnes with the quantity of the acid tar effected by the delay in performance or faulty performance.

11.3     The amount of penalty

         In case of delay in performance the amount of the penalty is 1% of the service fee monthly calculated based on the amount of the quantity of acid tar not processed during the time period of the delay.

         In case of faulty fulfilment the amount of penalty is equal to the fine imposed against MOL and it shall be due when the resolution becomes final.

         In case of cancellation * % of the entire service fee taking into consideration the quantity as determined in Section B.

12.      FORCE MAJEURE

12.1     Force Majeure

         In the case of the non-performance of the obligations originating from this Agreement, the parties shall only be exempted from liability to the extent and up to the period until fulfilment is considerably prevented or made impossible by war, civil revolt, natural catastrophe or other emergency. The scheduled interruptions or the regular winter break or the limits set forth in the agreements mentioned in Section D. shall not fall under this provision.

12.2     Liability for damages caused by explosives

         In case any war explosive shall be found on the work area handed over by MOL any costs and damages in any property and/or in human life related to it shall be borne by MOL. CEVA shall bear all responsibility regarding and direct and indirect damages exclusively for the U.S. citizens employed by it.

*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

13.      OTHER MISCELLANEOUS

         The contracting parties shall have separate negotiations regarding the plant prior the demolishing at the end of the production of AAF@.

14.      GOVERNING LAW

         This Agreement will be governed by the laws of Hungary.

15.      DISPUTES

         Parties agree that they will first try to settle their legal disputes arising out of this Agreement in a peaceful manner. If a mutually acceptable agreement cannot be reached within a reasonable period of time in such manner, the parties will submit themselves to the exclusive competence of Metropolitan Court of Budapest with respect to all legal disputes falling on the jurisdiction of county court under the then prevailing Code for Civil Proceedings, while in all matters the then prevailing Code for Civil Proceedings refers to the jurisdiction of the local court, the parties submit themselves to the exclusive competence of the Pest Central District Court.

16.      LANGUAGES

         This Agreement and any amendments or other modifications hereof shall be executed both in English and in Hungarian language and in case of any dispute the Hungarian version shall prevail.

17.      entire agreement

         This Agreement, its attachments and the agreements with the sites contain the entire agreement.

         This Agreement is valid only together with its attachments.

18.      CONFIDENTIALITY AND GOODWILL CLAUSE

         The terms and conditions of this Agreement are confidential and neither party may publish any details of this Agreement to the press, to the radio or to television without the prior written approval of the other party.

         The parties shall not disclose any information regarding the technology or the nature of the materials to a third party regarding this Agreement.

         CEVA  shall  keep  the   information   indicated   in  Section   4.3.1.
         confidential and shall use such information only with the consent of MOL on other work sites during a technological operation.

This Agreement was executed by the parties after reading and understanding all of its provision, as in harmony with their will.

Budapest, September 1, 1997

MOL



By:
   ----------------------------
Name:
Title:



CEVA



By: /s/ Herbert G. Case, Jr.
   ----------------------------
Name:  Herbert G. Case, Jr.
Title: President and Chief
       Executive Officer

                                                                    EXHIBIT 10.5

 WASTE FUEL AGREEMENT

         This Agreement dated the 1st day of August, 1998 is entered into between S. C. CIMUS S.A. ("CIMUS"), a company established under the laws of Romania, and CEVA INTERNATIONAL, INC. and/or its subsidiary that may be formed under the laws of the Country of Romania at any time during the term of this Agreement (collectively, "CEVA"), a company established under the laws of the State of New Jersey, U.S.A.

         The purpose of the contractual relationship set out in this Agreement is to (1) acknowledge the completion of the design, construction and installation by CEVA of a full processing plant at CIMUS' cement plant at Campulung Muscel, Romania; (2) establish a CIMUS payment schedule, providing certain monthly payments to CEVA for its design, construction and installation of the fuel processing plant (3) provide for the mutual cooperation between CIMUS and CEVA to identify sources of supply for the materials that shall be used to formulate the "CPD" (defined below); (4) provide for the commitment by CIMUS to utilize and pay CEVA for a minimum amount of tonnage of the "CPD" processed by CEVA; (5) provide certain assurances and protections to CEVA in the form of damages in the event this Agreement or the use of CEVA's "CPD" is suspended or terminated, and; (6) establish fair and equitable terms that shall govern the relationship between CIMUS and CEVA.

         In  consideration  of  the  premises  and  the  respective   agreements
hereinafter set forth, the parties agree as follows:

1. DEFINITIONS. As used in this Agreement, the following defined terms have the respective meanings described below:

         "CEVA CPD Base Price" defined in Section 5.2 and subject to adjustment under the conditions described in Section 5.2.

         "CEVA CPD Facility  Charge" means the monthly payment due from CIMUS to
CEVA  throughout  the term of this  Agreement  in the amount of *$    U.S. per
month identified in Section 5.2, representing payment for the design and installation of CEVA processing equipment comprising the CPD Facility at the Plant and for the operation and maintenance of the CEVA CPD Facility;

*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

"CEVA CPD Technology Charge" means the monthly payment due from CIMUS to CEVA throughout the term of this Agreement in the amount of * U.S. per month identified in Section 5.2, representing payment for the application and use of the CEVA Technology in connection with the CEVA CPD Facility;

         "CEVA Equipment" shall mean all of CEVA's processing equipment, whether now or at any time during the term of this Agreement, located on the portions of the Plant and subject to the "CPD Facility Lease" (defined in Section 2.4) and dedicated to the receipt, processing and delivery of the CPD to the kilns at the Plant;

         "CEVA Services" as defined in Section 3;

         "CEVA Technology" is defined in Section 7;

         "CIMUS Base Fuel Price" means the average monthly cost paid by CIMUS for one metric ton of fuel oil, including transportation, as well as all applicable sales and use taxes;

         "Confidential Information" is defined in Section 7.1;

         "Minimum CPD Quantity" shall mean 1,500 metric tons of "CPD" on a monthly basis, that CIMUS shall accept delivery of and pay for, during the term of this Agreement;

         "Plant" shall mean CIMUS's cement plant at Campulung, Muscel, Romania;

         "CPD" shall mean a product, obtained by processing various wastes and other materials, including but not limited to refinery derived waste, capable of being burned as fuel at CIMUS and meeting the specifications described in
Section 2.2;

         "CPD Facility" or "Facility" shall mean that portion of the Plant, constituting approximately 2000 square meters referenced in the "CPD Facility Lease", upon which CEVA's equipment is located and which is dedicated to the receipt, processing and delivery of the CPD to the kilns; and


*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

         "CPD Facility Lease" is defined in Section 2.4.

     "Test Period" is the period of time starting at the execution of the contract and lasting through the end of the calendar year 1999 at the latest.

2.       CPD SUPPLY AND UTILIZATION

2.1 Quantity. For each month during the term of this Agreement, CIMUS is obligated to purchase the entire quantity of CPD made available by CEVA up to the Minimum CPD Quantity of * metric tons; CIMUS shall use its best efforts to use all quantities of CPD in excess of the Minimum CPD Quantity as supplied by CEVA at its CPD Facility; all CPD shall meet the specifications set forth in Attachment 1. CEVA and CIMUS acknowledge that CIMUS's obligation to pay for the Minimum CPD Quantity shall be suspended during those periods of maintenance shutdown of the Plant that occur annually as is customary in the cement industry which periods and such suspension shall not exceed an aggregate of 12 weeks per year throughout the term of this Agreement.

2.2 Supply, Use and Specifications of CPD. The supply and use of CPD shall be in compliance with all applicable national and local laws, rules, regulations and decrees, including without limitation, the permits referred to in Section 9.4. The specifications for all CPD supplied under this Agreement will be established, promptly after the date of this Agreement, by mutual agreement of the parties, and will be reflected in Attachment 1 and made a part of this Agreement; provided that the parties understand and agree that all CPD shall meet the quality and other specifications set forth in applicable permits, and except as agreed to by the parties, CIMUS shall have no obligation to accept or store any CPD not meeting such specifications. CIMUS reserves the right to sample and test at any time at its own expense any CPD supplied hereunder to determine conformity with the specifications, including but not limited to determination of the energy content of such CPD.

2.3 Sources of CPD Materials. During the term of this Agreement, CIMUS and CEVA shall utilize their respective best efforts to identify potential sources of the materials that shall constitute the CPD, including, without limitation, waste fuel sources and

*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

supply as well as compounds and materials required as additives to formulate the CPD. In addition, CIMUS and CEVA shall further utilize their respective best efforts to make arrangements for the regular and consistent availability of supply to the CPD Facility of these components thatshall constitute the CPD.

2.4 CPD Facility Lease. In consideration of Ten ($10.00) Dollars U.S. and other good and valuable consideration paid by CEVA, the receipt and legal adequacy of which is hereby acknowledged by CIMUS, CIMUS hereby leases to CEVA approximately 2000 square meters situate on the property of the Plant in the vicinity of the cement kilns, designated and set forth on Attachment 2 to this Agreement, for the term of this Agreement. CEVA shall pay an annual rental for the designated square meters in the amount of * Dollars U.S. As a material part of these lease provisions, CIMUS hereby agrees that CEVA, its agents, contractors, subcontractors and the like shall have ingress and egress over, through and on the property of the Plant at all times during the term of this Agreement (24 hours/7 days a week), providing general access to the Leased Premises as well as access to CEVA's laboratory and access to the railroad transportation facilities located at the Plant; in addition, CIMUS shall provide to CEVA throughout the term of this Agreement all required utilities which shall include water, electricity and steam; CEVA shall pay to CIMUS its cost for these utilities on a quarterly basis.

All CEVA Equipment, installed on Leased Premises or in laboratory, or used to serve the project contemplated herein is and remains CEVA's property. Such equipment is shown in Attachment no 3.

3. CEVA SERVICES. During the term of this Agreement, CEVA shall provide the following services (the "CEVA Services") relating to the use of CPD at the
Plant:

3.1 qualifying and certifying waste sources for CPD to be utilized at the Plant;

3.2 process analysis of the Plant including (i) jointly determining feed rate of CPD; (ii) jointly
             determining *                         (subject to Section 2.2); and

*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(iii) description of air pollution control systems;

3.3 reasonable assistance to CIMUS in documentation, recordkeeping and reporting as may be required by applicable regulations;

3.4 assistance in modeling of the impact of the air emissions on air quality;

3.5               exclusive supply of CPD to the Plant

3.6 reasonable assistance to CIMUS in preparation and submittal of necessary permit applications or revisions;

3.7               provision of personnel to manage the CPD Facility

3.8 technical assistance and training for selected CIMUS personnel;

3.9               assistance in developing process monitoring;

3.10              contracting with independent laboratory for analysis for CPD;

3.11              public and community relations activities as needed.

4. CIMUS SERVICES. During the term of this Agreement CIMUS shall provide the following services at the Plant;

4.1 commit to utilize and pay for the Minimum CPD Quantity and use its best efforts to utilize all quantities of CPD supplied by CEVA to the Plant in excess of the Minimum CPD Quantity on a monthly and annual basis during the term of this Agreement, subject to Section 2.1;

4.2 obtain and maintain all permits, licenses and approvals required to utilize CPD at the Plant;

4.3 maintenance and repair of the kilns at the Plant so that CPD may be burned;

4.4 documentation, recordkeeping and reporting as required by all applicable regulations and permits;

4.5               *

4.6               *

4.7               provide personnel to jointly operate the CPD Facility.

5.                COMPENSATION

5.1 General. The parties intend that CIMUS shall make payments under this Agreement for CEVA services for both (1) CEVA's expenditures in designing, constructing and installing the CPD Facility at the Plant, including payments for the equipment, technology and "know-how" provided by CEVA to CIMUS, and for
(2) the CPD per ton processing fee at the CPD Facility at the Plant and provided to CIMUS, pursuant to Section 2.1.

     5.2 Provision of Statements. CIMUS shall provide CEVA documents evidencing its determination and calculation of the CIMUS Base Fuel Price for each previous month during the term of this Agreement as soon as practicable following the first day of each month. Also, at the same moment and for the same period of time, CUMUS shall provide CEVA statement of utilities, oil and services delivered to CEVA. For the Test Period, utilities, oil and services provided, will not be invoiced to CEVA and shall constitute CIMUS contribution to the test. Thereafter, on or before the 5th business day following the end of each month throughout the term of this Agreement, the following statements shall be provided by CEVA to CIMUS:

(a) CEVA shall provide to CIMUS a statement, invoicing the total amount of CPD provided to CIMUS at the Plant for burning during the immediately preceding month, calculated as follows:

*


'*Confidential  portion omitted pursuant to a request for Confidential
  Treatment and filed separately with the Commission.

*



For the Test Period, CEVA will not invoice the amount calculated for CPD produced, and shall constitute CEVA's contribution to the test.

(b) CEVA shall provide to CIMUS a statement, invoicing (1) a charge of * , representing the monthly payment for the CEVA CPD Facility Charge and (2) a charge of * , representing the monthly payment for the CEVA CPD Technology Charge.

The CEVA CPD Facility Charge and CEVA CPD Technology Charge will be due and payable by CIMUS to CEVA for each month that the Minimum Quantity has been produced, plus an additional one month per year CPD Facility Charge and CPD Technology Charge regardless of the quantity of CPD produced.




















*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

For the Test Period, The CEVA CPD Facility Charge and CEVA CPD Technology Charge will be due and payable by CIMUS to CEVA for each month when processing activities have taken place regardless the produced quantity of CPD.

5.3 CIMUS  Payment  Procedures.  Upon delivery of the  statements  identified in
Section 5.2(a) and (b) above, CIMUS shall pay to CEVA the amounts set forth in such invoices as soon as possible (and in any event by no later than the fifth business day after such statements and invoices have been delivered), subject, however, to CIMUS's right to request an adjustment on the statement delivered pursuant to Section 5.2(a) above in the event that either the calculation of the amount of the CPD utilized during the immediately preceding month is not accurate according to the records of CIMUS or that a certain quantity and amount of the CPD provided to CIMUS during the immediately preceding month did not meet the CPD specifications. In the event that CIMUS desires to exercise its right to request such an adjustment, CIMUS shall provide to CEVA its written request for such an adjustment in writing, setting forth its calculations and the specific basis upon which such request is made, to be delivered to CEVA no later than the fifth business day after the statement identified in Section 5.2(a) is received by CIMUS. Upon receipt of any such request for adjustment, CEVA and CIMUS shall utilize their best efforts to resolve all such matters as promptly as possible. The parties agree that all payments to be made under this Agreement shall be made in U.S. Dollar Amounts.

5.4 Records; Audit. CIMUS and CEVA shall each make and maintain accurate and complete books and records for the computations contemplated herein during the term of this Agreement for at least three years after the close of the calendar year during which payment in respect of same has been made. All such relevant books and records shall be open to examination at all times, during normal business hours and upon reasonable notice, by the Accepted Accounting Firm. The cost of any such examination shall be for the account of the party requesting such examination, unless an examination reveals a material difference for the period in question, in which case the cost of such examination shall be for the account of the party whose books and records or whose calculations resulted in such material difference.

6. INTELLECTUAL PROPERTY. All data, specifications, drawings, manuals, diagrams, written materials, know-how and other technology (collectively, "CEVA Technology") made available directly or indirectly, in writing or otherwise, to CIMUS pursuant to this Agreement are and shall remain the exclusive property of CEVA. All inventions, developments, discoveries and improvements, patentable and unpatentable, and all CEVA Technology made, developed or invented by the parties and their respective employees, shall be the exclusive property of CEVA. CIMUS expressly undertakes that it shall procure such assignments or other instruments from its employees as shall be necessary in order to effect the foregoing. All proprietary rights (e.g. patent rights, patent applications, trademarks, trade names, etc.) covering any CEVA Technology shall be owned by CEVA.

7.                CONFIDENTIALITY

7.1  Nondisclosure  Obligations.  During  the  term  of  this  Agreement,  it is contemplated  that  each  party  may  disclose  to  the  other  proprietary  and confidential information, inventions, technical information, materials and similar items which are owned or controlled by the party providing such information or which that party is obligated to maintain in confidence and which is designated by the party providing such information as confidential ("Confidential Information").

In addition, technology, inventions, technical information, materials and similar items which are orally, electronically or visually disclosed by a party, or are disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information if (i) it would be apparent to a reasonable person, familiar with the business of the disclosing party and the industry in which the disclosing party operates, that such information is of a confidential or proprietary nature, the maintenance of which is important to the disclosing party or (ii) the disclosing party, within 30 days after such disclosure, delivers to the recipient a written document or documents describing the items disclosed and referencing the place and date of such oral, electronic, visual or written disclosure.

Subject to the provisions hereof, throughout the term of this Agreement and for a period of 10 years after the termination hereof, each party agrees to retain such Confidential Information in confidence and to use such Confidential Information only for the purposes of this Agreement and not to disclose any such Confidential Information to a third party without the prior written consent of the party providing such information.

7.2 Exceptions. The obligations of confidentiality set forth in Section 7.1 will not apply to Confidential Information which: (a) was known to the receiving party or generally known to the public prior to its disclosure hereunder; (b) subsequently becomes known to the public by some means other than a breach of this Agreement; (c) is subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure; or (d) is approved for release by the disclosing party.

7.3 Terms of this Agreement. Each party agrees not to disclose any terms or conditions of this Agreement to any third party without the prior written consent of the other party, except in the case of CEVA only, (a) to any prospective financing or insurance institution or (b) as required by applicable law.

8.                EXCLUSIVITY-SUSPENSION of USE

8.1 Restrictions on CIMUS. CIMUS agrees for the term of the Agreement that CEVA will be the exclusive supplier of all CPD to the Plant and CIMUS will not enter into any other contract or arrangement with respect to the supply or use of CPD for the Plant.

8.2 Suspension of Use. In the event that the use of CPD is suspended or terminated at any time during the term of this Agreement for any reason whatsoever, whether by CIMUS or by any regulatory agency having jurisdiction over such matters, and such suspension or termination continues for a period of 180 days, or this Agreement is terminated by CEVA for any reason permitted under
Section 12.2 below, or in the event of any violation of the assignment provision of Section 16.6 by CIMUS, then and in that event, and without the requirement or necessity of any determination or assessment of liability or fault on its part, CIMUS shall pay to CEVA damages of one month of CEVA CPD Facility Charge in the amount of * and one month of CEVA CPD

*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Technology Charge in the amount of * ,
within 30 days of the occurrence of such event. In the event CIMUS resumes the use of CPD, CEVA shall have the right of first refusal for continuation under the terms and conditions of the Waste Fuel Agreement at the time of suspension.

8.3 Nature of Exclusive Activities. It is the desire and intent of the parties that the provisions of Section 8.1 and 8.2 shall be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portions of either Section 8.1 or 8.2 shall be adjudicated to be invalid or unenforceable, such Section shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such section in the particular jurisdiction in which such adjudication is made.

9.                OTHER AGREEMENTS OF THE PARTIES

9.1 Project Committee. CIMUS and CEVA will establish a four member project committee (two members from CIMUS and two members from CEVA) to oversee the development and operation of the CPD Facility at the Plant. The initial members of this committee shall be: (a) for CEVA: Herbert G. Case, Jr. and Mihai Maracineanu; and (b) for CIMUS: eng. Valeriu Rotaru and eng. Emil Raicov.

9.2 Corrective Action. The cost of corrective action to remediate any environmental impairment to the Plant that has resulted as the result of CPD activities under this Agreement shall be borne by the parties in proportion to their respective degrees of fault in causing such impairment. CEVA shall bear no responsibility to or liability to correct environmental conditions that existed at the Plant prior to the date of this Agreement; and CIMUS shall indemnify and hold CEVA harmless from and against all claims, demands, liabilities, damages and expenses (including reasonable attorneys' fees) arising out of any and all environmental conditions at the Plant which pre-existed the date of this Agreement. Environmental audits may be conducted at the inception of this Agreement and its termination or upon the discontinuance of CPD use to determine the extent of any environmental impairment for purposes of this section.



*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

9.3 Spills. Cleanup and remediation of releases, spills and leaks of CPD shall be the responsibility of the party to this Agreement who maintained possession and control of the CPD at the time of the release, spill or leak.

9.4 Permits. CIMUS shall use its expertise to manage the permitting process including any additional permits or amendments to existing permits that may be needed. CIMUS shall be responsible for obtaining all necessary governmental approvals, licenses, and permits required to perform its obligation under this Agreement.

9.5 Safe Work Place. Each of CEVA and CIMUS agrees to maintain a safe work place, in accordance with applicable laws and regulations.

9.6 Independent Contractors. It is expressly agreed that the parties shall be independent contractors and that the relationship between the parties shall not in any way constitute a partnership or agency of any kind. No party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on another party, without the prior written authorization of the party to do so.

10. INDEMNIFICATION. Each party shall indemnify and hold the other party harmless, and hereby releases and discharges the other party from and against, all claims, demands, liabilities, damages, and expenses (including reasonable attorney's fees) arising out of (a) the gross negligence, malfeasance or willful misconduct of the indemnifying party in connection with the work performed in connection with this Agreement and (b) any material misrepresentation made by or breach of warranty by the indemnifying party.

11. REPRESENTATIONS AND WARRANTIES OF THE PARTIES. Each party represents and warrants to the other party that: (i) the first party is duly incorporated under the jurisdiction of its incorporation; (ii) such party has full corporate power and authority to enter into this Agreement, and to perform its obligations hereunder; (iii) this Agreement has been duly authorized and executed by such party and constitutes a valid and legal binding obligation of such party, enforceable against such party in accordance with its terms; and
(iv) the making of this Agreement and the compliance by such party with its terms will not result in any violation of such party's foundation documents, or any provision contained in any agreement to which it is a party or by which it is bound, or in any law, rule, regulation, judgment, order or decree applicable to it.

12.               TERM AND TERMINATION

12.1 Term. The initial term of the Agreement will be 20 years from the date set out in the introductory paragraph (i.e., until July 31, 2018). This Agreement shall be automatically renewed for a period of five years unless either party shall provide the other with notice at least 120 days prior to the expiration of the initial term that the Agreement will not be renewed.

12.2 Early Termination. Either party may terminate this Agreement immediately upon the occurrence of any of the following:

(a) failure by the other party (the "defaulting party") to remedy any material breach of this Agreement (i) within 180 days after receiving written notice of such breach from the first party or (ii) if such breach cannot reasonably be cured within said 180-day period and the defaulting party shall have commenced to cure such breach within said period and shall thereafter proceed with reasonable diligence and good faith to cure such breach, within such longer period as shall be necessary for such party to cure the same with reasonable diligence;

(b) upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than a dissolution or winding up for the purposes of reconstruction or amalgamation, or in the case of CIMUS, in the event the Plant is closed or the legal existence of the entity having title to the Plant is terminated for capital or market related purposes, including but not limited to the capitalization, merger, consolidation or other form of restructuring by its owners).

12.3 Effect of Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The parties' rights and obligations under Sections 6, 7, 8, 9, 9.2, 9.3, 10 and 14 shall survive any termination hereof. Upon the expiration of this Agreement or the termination hereof by CEVA on account of any of the reasons set forth in Sections 8.2 or 12.2 the damages payable by CIMUS under Section 8.2 shall apply.

13. FORCE MAJEURE. Neither party shall be held liable or responsible to any other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from any of the following specific causes: embargoes, war, acts of war (whether war be declared or not), insurrections, riots, or civil commotions; strikes, lockouts, or other labor disturbances or acts of God. Whenever a party's performance is affected by an event or condition specified in this Section 13, such party shall promptly notify the other party of such event or condition and the affected party shall use its best efforts to promptly remove or remedy such event or condition. It is understood that this Section 13 is intended only to suspend and not discharge a party's obligations under this Agreement and than when the causes of the failure or delay are removed or alleviated, the affected party shall resume performance of its obligations hereunder; provided, however, that in the event any event of force majeure shall continue for a period of twelve consecutive months, either party may terminate this Agreement upon notice to the other party and the damages identified in Section 8.2 shall be due and payable by CIMUS to CEVA in accordance with the terms of such provision.

14.               GOVERNING LAW AND DISPUTE RESOLUTION

14.1 Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, U.S.A., without giving effect to its conflicts of law principles.

14.2 Dispute Resolution. The parties will use their best efforts to settle amicably any dispute, disagreement or other question arising out of or in connection with this Agreement or the interpretation hereof. Any dispute, disagreement or other question which cannot be settled amicably within 30 days after receipt by one party or the other party's request to do so may be submitted by either party to arbitration.

Each dispute submitted to arbitration shall be heard to a single arbitrator if the parties can agree upon one within 30 days after one party notifies the other that it wishes to avail itself of this Section 14.2; otherwise, the dispute, disagreement or other question shall be referred to an arbitration panel composed of three arbitrators. Each party shall appoint one arbitrator within 15 days after the expiration of the above 30-day period, and these two will, within 15 days after the later of their appointment, appoint the third arbitrator who shall chair the arbitration panel. In the event that the two arbitrators appointed by the parties cannot reach agreement on the appointment of the third arbitrator within said 15-day period, the President of the International Arbitral Center of the Austrian Federal Economic Chamber, Vienna shall be asked to appoint an appropriate person to act as the third arbitrator. The decision of this body shall be final and binding on the parties.

Arbitration proceedings shall be conducted in Vienna, in accordance with the rules of procedure for arbitration of the United Nations Commission on International Trade Law (UNCITRAL) as in force at the date of the commencement of the arbitration. Arbitration shall be conducted in the English language. The arbitrator(s) shall conduct the arbitration so as to render an award within 60 days of the date on which the sole arbitrator or the third arbitrator, as the case may be, was appointed. Judgment upon any aware rendered by the arbitrator(s) may be enforced in any court of competent jurisdiction, and any award so rendered shall be final and binding. The costs and expenses of the sole or the third arbitrator shall be shared equally by the parties, and each party shall pay the costs and expenses of any arbitrator, which it appoints.

15. NOTICES. Any notice or report required or permitted to be given or made under this Agreement by one of the parties shall be in writing, (a) delivered personally or (b) sent by facsimile (and promptly confirmed by personal delivery, by registered mail, postage prepaid and return receipt requested, or by courier) or (c) sent by courier, postage prepaid, addressed to such other party at its address indicated below (or to such other address as the addressee shall have last furnished in writing to the addresser):

         (a)               if to CIMUS:

                           S.C. CIMUS S.A.
                           0425 Campulung Arges
                           Str. Brasovalui, 1
                           ROMANIA

               Attention:  Eng. Valeriu Rotaru
                                              General Manager
                           Fax:               [40-48-822704]

         (b)               if to CEVA:

                           CEVA International, Inc.
                           380 Foothill Rd.
                           Bridgewater, New Jersey
                           U.S.A.

                           Attention:  Herbert G. Case, Jr.
                                              Director
                           Fax:        [908-429-0040]

Any notice given in accordance with this Section 16 shall be deemed delivered upon the earliest of (a) receipt at the respective address set forth above; (b) the 5th business day when sent by courier, postage prepaid and properly addressed, with return receipt requested; or (c) when sent to the proper facsimile number, if sent by facsimile, as confirmed by registered mail as provided above.

16.               GENERAL

16.1 Further Assurances. The parties undertake generally to execute all such agreements and other instruments and to do all such other acts as are necessary or appropriate to give full effect to the terms and conditions of this Agreement, and to make them binding upon the parties. In addition, the parties acknowledge that further agreements will be required in connection with the implementation of the project contemplated by this Agreement, and undertake to negotiate in good faith the provisions of such additional agreements.

16.2 Languages. This Agreement is prepared in English and in Romanian, with the English version being the controlling version; in the event of any discrepancy between the English language version and the Romanian language version, the English version shall prevail.

16.3 Waiver. None of the terms of this Agreement shall be deemed to have been waived by either party, unless such waiver is in writing and signed by that party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provisions of this Agreement.

16.4 Entire Agreement. This Agreement (including the Attachments) contains the entire agreement and supersedes all prior agreements and understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

16.5 Amendments and Modifications. This Agreement may not be modified, amended or changed in any respect except in writing duly signed by the parties.

16.6 Benefit/Assignment. This Agreement, as well as all of the rights, duties, obligations and benefits herein shall inure to the benefit of CIMUS and CEVA, their respective successors and permitted assigns. Neither party shall assign this Agreement, in whole or in part, without the prior written consent of the other party, except, however, CEVA shall have the right to assign all of its right, title and interest in this Agreement to a subsidiary that may be formed under the laws of the Country of Romania at any time throughout the term of this Agreement. For all purposes under this Agreement, any proposed transfer of more than fifty (50%) percent of the equity ownership interests of a party shall be deemed an assignment requiring the prior written consent of the other party.

16.7 Severability. Should any provision of this Agreement be rendered invalid or no longer applicable, the remaining provisions of this Agreement shall remain in full force and effect. In such an event that any provisions of this Agreement have been rendered invalid or inapplicable it shall be deemed amended in such a manner that facilitates the achievement of the parties' intentions and the economic and legal objectives that the parties desired to accomplish by the invalid or inapplicable provision.

16.8 Controlling Document. This Agreement supercedes any other preceding contracts, agreements or understandings, whether written or oral between the parties and is to be considered the Controlling Document for the services described herein.


16.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                           S.C. CIMUS S.A.


                           By: /s/ Eng. Valeriu Rotaru
                              ----------------------------
                             Name:   Eng. Valeriu Rotaru
                             Title: General Manager

                           By: /s/ Eng. Emil Raicov
                              ---------------------------
                             Name: Eng. Emil Raicov
                             Title: Technical Manager


                             CEVA INTERNATIONAL, INC.


                             By:/s/ Herbert G. Case, Jr.
                              ---------------------------
                             Name:  Herbert G. Case, Jr.
                             Title: President



Exhibits:

Attachment 1:     CPD Specifications

Attachment 2:  Designated 2000 Square Meters Leased to CEVA as per Section 2.4

                                                                  Attachment 1

                              CPD Specifications


======================================== ---------------------------------------------------- ==============================
                                               ANALYTICAL METHOD                                   WDF
    ANALYTE                               UNITED STATES  |   ROMANIA                             BURNING
                                                         |                                    SPECIFICATIONS
======================================== ---------------------------------------------------- ==============================
 *                                        *              |                                       *
                                                         |
======================================== ---------------------------------------------------- ==============================
 *                                        *              |                                       *
======================================== ---------------------------------------------------- ==============================
 *                                        *              |                                       *
======================================== ---------------------------------------------------- ==============================
 *                                        *              |                                       *
============================================================================================================================
                         *
======================================== ---------------------------------------------------- ==============================
                                          *              |                                       *
======================================== ---------------------------------------------------- ==============================
 *                                        *              |                                       *
======================================== ---------------------------------------------------- ==============================
 *                                        *              |                                       *
======================================== ==================================================== ==============================
 *                                        *              |                                       *
======================================== ==================================================== ==============================








*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

                                                                 Attachment 2



Designated 2000 Square Meters Leased to CEVA as per Section 2.4

                                                                  Attachment 3

              CEVA EQUIPMENT LIST AT CIMUS CEMENT PLANT IN ROMANIA

Processing equipment

*































*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

                                                                    EXHIBIT 10.6

                            JOINT VENTURE AGREEMENT



                                  by and among




                     Breitenburger Auslandbeteiligungs GmbH
                             Ost-West-Stra(beta)e 69
                                 D-20422 Hamburg
                                     Germany




                                       and




                             CEVA International Inc.
                            75-77 North Bridge Street
                           Somerville 08876 New Jersey
                                       USA






                           dated as of 19/24 May 2000

                                TABLE OF CONTENTS


1.    DEFINITIONS AND REFERENCES....................................................................................2

   1.1.  DEFINITIONS................................................................................................2
   1.2.  REFERENCES.................................................................................................4

2.    FORMATION OF THE companies....................................................................................4

   2.1.  OBJECTIVE..................................................................................................4
   2.2.  BUSINESS PURPOSE...........................................................................................4
   2.3.  INCORPORATION..............................................................................................5
   2.4.  AUTHORIZED CAPITAL.........................................................................................5
   2.5.  SUBSCRIPTION OF CAPITAL -- BAB.............................................................................6
   2.6.  SUBSCRIPTION OF CAPITAL -- CEVA............................................................................6
   2.7.  SUBSCRIPTION OF CAPITAL -- DUTCH COMPANY...................................................................6
   2.8.  FUTURE SUBSCRIPTIONS OF VENTURE'S CAPITAL..................................................................6
   2.9.  DURATION OF THE VENTURE....................................................................................7
   2.10.   TRANSFER OF SHARES.......................................................................................7
   2.11.   COMPANIES' RELATIONS WITH PARTIES........................................................................7

3.    MANAGEMENT OF THE DUTCH COMPANY...............................................................................8

   3.1.  BOARD OF DIRECTORS.........................................................................................8
   3.2.  COOPERATION................................................................................................9

4.    MANAGEMENT OF THE VENTURE....................................................................................10

   4.1.  GENERAL MANAGER...........................................................................................10
   4.2.  ANNUAL DEVELOPMENT PLAN...................................................................................11
   4.3.  CONSULTING COMMITTEE......................................................................................11

5.    SHAREHOLDERS MEETING of the Dutch Company....................................................................12

   5.1.  ANNUAL MEETING............................................................................................12
   5.2.  VOTING AND ACTIONS BY THE SHAREHOLDERS....................................................................12

6.    DIVIDENDS AND FINANCE........................................................................................13

   6.1.  DIVIDENDS.................................................................................................13
   6.2.  SUBORDINATED AND UNSECURED LOAN...........................................................................13
   6.3.  FUNDING OF THE VENTURE....................................................................................13
   6.4.  ADDITIONAL WORKING CAPITAL................................................................................14
   6.5.  FAILURE TO MAKE CAPITAL SUBSCRIPTIONS.....................................................................14

                                                                               I


7.    ACCOUNTING...................................................................................................14

   7.1.  MAINTENANCE OF RECORDS....................................................................................14
   7.2.  EXAMINATION...............................................................................................14
   7.3.  INDEPENDENT AUDIT.........................................................................................15
   7.4.  REGULAR REPORTS...........................................................................................15
   7.5.  ANNUAL REPORTS AND FINANCIAL STATEMENTS...................................................................15

8.    SIGNING FEE..................................................................................................15


9.    REPRESENTATIONS AND WARRANTIES...............................................................................16

   9.1.  BAB.......................................................................................................16
   9.2.  CEVA......................................................................................................16

10.   FORCE MAJEURE................................................................................................16


11.   CONFIDENTIAL INFORMATION.....................................................................................17

   11.1.   CONFIDENTIALITY.........................................................................................17
   11.2.   CONFIDENTIAL INFORMATION................................................................................17
   11.3.   SURVIVAL................................................................................................17

12.   GOVERNING LAW AND ARBITRATION................................................................................18

   12.1.   GOVERNING LAW...........................................................................................18
   12.2.   CONSULTATIONS AND DISPUTES..............................................................................18
   12.3.   ARBITRATION.............................................................................................18

13.   DURATION AND TERMINATION.....................................................................................19

   13.1.   DURATION................................................................................................19
   13.2.   TERMINATION.............................................................................................19
   13.3.   NOTICE OF TERMINATION...................................................................................19
   13.4.   EFFECT OF TERMINATION...................................................................................20

14.   MISCELLANEOUS................................................................................................21

   14.1.   AMENDMENTS OR SUPPLEMENTS...............................................................................21
   14.2.   NO WAIVER...............................................................................................21
   14.3.   SEVERABILITY............................................................................................21
   14.4.   CUSTOMS, DUTIES, OR TAXES...............................................................................21
   14.5.   ANNOUNCEMENTS...........................................................................................21
   14.6.   NO PARTNERSHIP OR AGENCY................................................................................22
   14.7.   CONFLICT WITH ARTICLES OF ASSOCIATION...................................................................22
   14.8.   NO ASSIGNMENT...........................................................................................22

                                                                              II


   14.9.   FURTHER ASSURANCES......................................................................................22
   14.10.  RATE OF EXCHANGE........................................................................................22
   14.11.  NOTICES.................................................................................................23
   14.12.  COSTS...................................................................................................23

LIST OF SCHEDULES..................................................................................................24









                                                                           III

                             JOINT VENTURE AGREEMENT




This Joint Venture Agreement dated as of 19/24 May 2000 by and among

(i) Breitenburger Auslandbeteiligungs GmbH, a corporation with its principal place of business in Hamburg and the business address at Ost-West-Stra(beta)e 69, 20422 Hamburg, Germany, registered in the commercial register of Amtsgericht Hamburg under the registration number HRB 15985, here represented by Mr. Kurt Habersatter pursuant to a power of attorney ("BAB") on the one hand, and

(ii) CEVA International Inc., a corporation with its corporate seat in Nevada, USA, and the business address at 75-77 North Bridge Street, Somerville 08876 New Jersey, USA, registered in the commercial register of Nevada under the registration number 841423807, here represented by Mr. Herbert
       G. Case pursuant to a resolution of the board of directors of CEVA International Inc. as of 24 April 2000 ("CEVA") on the other hand.


                                    RECITALS:

WHEREAS,

(i) BAB is (directly or indirectly) engaged in the operation of several cement production facilities in Romania;

(ii) CEVA is experienced in the field of management and disposal of industrial residuals and has developed know-how to recycle such industrial residuals into alternative fuels and raw materials;

(iii) BAB and CEVA desire to enter into a joint venture for the purpose of providing alternative fuels and raw materials for the cement plants of BAB and BAB's Affiliates in Romania; and

(iv) BAB and CEVA desire to organize a jointly owned Dutch company which shall be the sole shareholder of a corporation in Romania having the purpose described above. BAB and CEVA will make contributions (in cash and in kind) to the Dutch company which in turn shall make such contributions to its Romanian subsidiary;

NOW, THEREFORE, for and in consideration of the premises and the covenants hereinafter recited and to be faithfully performed, it is mutually agreed and understood as follows:

1.       DEFINITIONS AND REFERENCES

1.1.     DEFINITIONS

1.1.1. "Affiliate" means in respect of any person, any company or entity controlling, controlled by or under joint control of such person whereas "control" means the ownership, whether direct or indirect, of more than fifty percent of the voting rights of a person.

1.1.2. "AFR" means alternative fuels and raw materials to be used in the manufacture of cement.

1.1.3. "Agreement" means this Joint Venture Agreement between BAB and CEVA and the Schedules hereto, in the form in which executed by the Parties, as from time to time amended or supplemented by action of the Parties.

1.1.4. "Assigned Contracts" has the meaning assigned to such term in Article 2.6(ii),

1.1.5. "BAB" means Breitenburger Auslandbeteiligung GmbH, as such company is further defined in Clause (i) above.

1.1.6.     "Board of Directors" means the board of directors of the
            Dutch Company.

1.1.7.     "Business" means the activities of the Venture as defined by
           Article 2.2.

1.1.8.     "Buying Party" has the meaning assigned to such term in
           Article 13.4.4.

1.1.9.    "CEVA" means CEVA International, Inc., as such company is
           further defined in. Clause (ii) above.

1.1.10.   "Chairman" has the meaning assigned to such term in
           Article 3.1.2.

1.1.11. "Cimus" means Cimus S.A., a Romanian corporation, registered under no. J3/97/1991 with the Register of Commerce of Arges County, with its registered headquarters at Str. Calea Brasovului 1,
           Campulung Muscel, Agres County, Romania;

1.1.12.   "Companies" means the Dutch Company and the Venture
           collectively.

1.1.13. "Confidential Information" has the meaning assigned to such term in Article 11.2.

1.1.14.   "Consultant" has the meaning assigned to such term in
          Article 4.3.1.

1.1.15. "Consulting Committee" has the meaning assigned to such term in Article 4.3.1

1.1.16.  "Director(s)" means any member(s) of the Board of Directors.

1.1.17.  "Dutch Company" has the meaning assigned to such term in Article 2.1.

1.1.18. "Dutch Company's Articles of Association" means the articles of incorporation of the Dutch Company as set forth in
          Schedule 2.3.1, as from time to time amended or supplemented by action of the Parties.

1.1.19.  "General Manager" means the person closer described in Article 4.1.

1.1.20. "Government Approval" means the approval, consent, license, authorization, or validation, if any, required by the
         Government of Romania or any instrumentality of any government, to validate or effectuate the Agreement or to permit interest, dividends, return of capital and other payments to BAB and/or to CEVA to be made in foreign currency on terms at least as favorable as those normally granted for agreements validated in accordance with Romanian law as of the date of execution of this Agreement.

1.1.21.  "Offer" has the meaning assigned to such term in Article 13.4.2.

1.1.22. "Parties" means BAB or CEVA acting collectively as the context requires.

1.1.23.  "Party" means BAB or CEVA acting individually as the context requires.

1.1.24.  "Processing"   means  treatment,   analytical   control  and
         conversion  of  industrial   residuals   into  AFR  and  raw
         materials for utilization in the manufacture of cement.

1.1.25.  "Proprietary Information" has the meaning assigned to such term in
         Article 11.1.

1.1.26.  "Selling Party" has the meaning assigned to such term in
         Article 13.4.4.

1.1.27.  "Shareholder(s)" means any shareholder(s) of the Dutch Company.

1.1.28.  "Shares" means the shares in the Dutch Company.

1.1.29.  "Term" has the meaning assigned to such term in Article 13.1.

1.1.30. "Termination Day" means the day on which the last Party has received the Termination Notice.

1.1.31.  "Termination Notice" has the meaning assigned to such term in
         Article 13.3.

1.1.32.  "Venture" has the meaning assigned to such term in Article 2.1.

1.1.33. "Venture's Articles of Association" means the constitutive act of the Venture as set forth in Schedule 2.3.2, as from time to time amended or supplemented by action of the Parties.

1.2.     REFERENCES

       References to "Articles" and "Schedules" are to articles in and schedules to this Agreement unless the context requires otherwise and the Schedules shall be deemed to form a part of this Agreement.


2.       FORMATION OF THE companies

2.1.     OBJECTIVE

       BAB and CEVA enter into this Agreement in order to establish a Dutch company ("Dutch Company") which in turn shall be the sole shareholder of a company ("Venture") to be organized and located in Bucharest, Romania. The Parties, directly or through the Dutch Company, will provide for the promotion, capitalization, and operation of the Venture. The Business shall be conducted on a proper commercial basis in order to generate profits and bona fide for the Venture. The Parties agree that the Business shall be pursued in accordance with the basic strategies set forth in Schedule 2.1.


2.2.     BUSINESS PURPOSE

2.2.1. BUSINESS PURPOSE OF THE DUTCH COMPANY. The Dutch Company shall pursue the following business purposes:

2.2.1.1. administration of its 100% participation in the Venture; and

2.2.1.2. serving as a vehicle for the fulfillment of the Parties' obligations (vis-a-vis each other and the Venture) under this Agreement.

2.2.2. BUSINESS PURPOSE OF THE VENTURE.The Venture shall pursue the following business purposes:

2.2.2.1. sourcing, treatment and processing of hydrocarbon-based and other industrial residuals into alternative fuels and raw materials for utilization in the manufacture of cement in the cement industry;

2.2.2.2. the supply of the Romanian cement production plants of BAB and BAB's Affiliates with AFR;

2.2.2.3. organize and effect the logistics and transportation of materials (including industrial residuals, alternative fuels, raw materials and other process ingredients) between locations involved in the Business (sites of sources of residuals, any place of Processing, and any place of final use); and

2.2.2.4. such other activities as may be deemed appropriate by the Parties to be mutually beneficial in implementing and achieving the business purposes set forth above.

2.2.3. NEW BUSINESSES. In case the Parties discover new opportunities for the development, treatment and sourcing of industrial residuals for AFR which are not already covered by the business purpose of the Venture they shall inform each other and decide whether or not to extend the scope of Business and to amend the Venture's Articles of Association accordingly. If the Board of Directors decides not to amend the Venture's Articles of Association accordingly, each Party shall be free to develop such new opportunities on its own (outside the Companies).
2.3.     INCORPORATION

2.3.1. INCORPORATION OF THE DUTCH COMPANY. The Parties agree to form the Dutch Company as a limited liability company ("B.V.") under the laws of the Netherlands, which shall have Articles of Association identical to the document entitled "Articles of Association of the Dutch Company" attached hereto as Schedule 2.3.1. The Parties are aware of the fact that due to certain time restraints it has not been checked yet if the draft Dutch Company's Articles of Association are in compliance with mandatory provisions of Dutch corporate law and therefore may have to be changed to reflect the provisions of this Agreement in another way as proposed now. Upon signing of this Agreement the Parties shall take all corporate actions necessary for the incorporation of the Dutch Company.

2.3.2. INCORPORATION OF THE VENTURE. The Parties agree to form the Venture as a limited liability company ("S.R.L.") under the laws of Romania, which shall have Articles of Association identical to the document entitled "Articles of Association of the Venture" attached hereto as Schedule 2.3.2. As soon as the incorporation process of the Dutch Company is finished, the Parties shall cause the Dutch Company to take all corporate actions necessary for the incorporation of the Venture.

2.4.     AUTHORIZED CAPITAL

2.4.1.   AUTHORIZED  CAPITAL OF THE DUTCH  COMPANY.  The initial  authorized
         capital of the Dutch Company shall be the equivalent of *            .






*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

2.4.2.   AUTHORIZED  CAPITAL OF THE VENTURE.  The initial authorized capital of
         the Venture shall be the equivalent of  *                    .

2.5.     SUBSCRIPTION OF CAPITAL -- BAB

       BAB shall subscribe to and own fifty-one percent (51%) of the ordinary voting shares of the Dutch Company by contributing capital in cash in an amount equal to * .


2.6.     SUBSCRIPTION OF CAPITAL -- CEVA

       CEVA shall subscribe to and own forty-nine percent (49%) of the ordinary voting shares of the Dutch Company by contributing


       (i)    the  proprietary  production  facility  located at the premises of
              Cimus in Campulung described in Schedule 2.6(i) hereto and
       (ii)   making available to the Dutch Company its know-how in the field of
              Processing (thereby allowing the Dutch Company to provide such know-how to the Venture);


       all together with a mutually agreed value of *                   .


       In addition, CEVA undertakes to assign the contracts listed in Schedule 2.6(ii) hereto (the "Assigned Contracts") directly to the Venture.


2.7.     SUBSCRIPTION OF CAPITAL -- DUTCH COMPANY

       The Dutch Company shall subscribe to and own 100 % of the shares in the Venture by making contributions in cash and in kind analogous to the contributions of the Parties in the Dutch Company (as described in Articles 2.5 and 2.6). However, the Dutch Company may decide, with the unanimous consent of all Directors, to lease (part of) the proprietary production facility located at the premises of Cimus in Campulung described in Schedule 2.6(i) hereto to the Venture instead of making a contribution in kind if it deems such structure more advisable.


2.8.     FUTURE SUBSCRIPTIONS OF VENTURE'S CAPITAL

       BAB and CEVA agree that future subscriptions of the Dutch Company's capital may be required either to fund working capital requirements of the Venture or to fund the approved Annual Development Plan.








       *Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

2.9.     DURATION OF THE VENTURE

       The  Parties   intend  that  the  Venture  be  of   unlimited   duration,
       notwithstanding   any  Party's  right  to  terminate  this  Agreement  in
       accordance with the provisions contained herein. Upon mutual agreement both Parties shall cause the Dutch Company to take such corporate action and vote in favor of such resolutions as are necessary to place the Venture in voluntary liquidation and the Venture shall be dissolved in accordance with the Venture's Articles of Association and applicable law. Upon dissolution, the Venture's assets and/or liabilities shall be allocated to the Dutch Company. Following such dissolution of the Venture, the Parties shall take all necessary corporate actions to place the Dutch Company in voluntary liquidation and the Dutch Company shall be dissolved in accordance with the Dutch Company's Articles of Association and applicable law. Upon dissolution of the Dutch Company, its (tangible and intangible) assets and/or liabilities shall be allocated to each Party according to its proportional ownership interest, which ownership interest shall include any shares owned by any Affiliates of the Parties respectively.


2.10.    TRANSFER OF SHARES

       BAB and CEVA agree not to assign or transfer (e.g. in the course of a corporate reorganization) their Shares, or a part thereof, without the prior written approval of the other Party. Such approval may not be withheld by a Party if (i) the other Party intends to transfer all, but not less than all, of its Shares, (ii) the transferee is an Affiliate of the transferring Party and (iii) such Affiliate by co-signing this Agreement accepts the transferring Party's obligations under this Agreement to become its own obligations. The transferring Party and the transferee shall be jointly and severally liable for their obligations under this Agreement.


2.11.    COMPANIES' RELATIONS WITH PARTIES

2.11.1. BAB herewith  declares  that as long as it and/or any of its  Affiliates hold(s) the majority of the Shares and the products of the Venture are economically favorable to other fuels for BAB and its Romanian
        Affiliates,      BAB or its Romanian Affiliates will purchase the
        Venture's whole production of AFR and the quantities of AFR which the Venture might acquire from third parties to the extent such production does not exceed the needs of BAB's Romanian Affiliates. In the event that AFR is produced by the Venture in amounts less than that required by BAB and its Romanian Affiliates, BAB or its Romanian Affiliates may acquire from the Venture only, AFR produced by other parties. The Venture may sell quantities of AFR exceeding needs of BAB and its Romanian Affiliates to third parties.

2.11.2. The Parties  agree  that,  as  a  general  principle,   the
        Companies will enter into agreements with the Parties and their Affiliates on an arm's length basis only. However, the prices invoiced by the Venture to a Party or a Party's Affiliate shall not be higher than the prices for the same type(s) of product(s) invoiced by the Venture to its most preferred customer.

3.       MANAGEMENT OF THE DUTCH COMPANY

3.1.     BOARD OF DIRECTORS

3.1.1. COMPOSITION. The Dutch Company shall be managed by a Board of Directors composed of five members. BAB shall nominate three of the Directors. Ceva shall nominate two of the Directors. The Parties commit to vote for the Directors thus nominated by BAB and CEVA, meaning that BAB shall vote for the Directors nominated by CEVA and CEVA shall vote for the Directors nominated by BAB.

3.1.2. CHAIRMAN OF THE BOARD. The Directors shall, by simple majority, elect a Chairman of the Board of Directors (the "Chairman") who shall preside over conduct of the Board of Directors. The Chairman shall be a BAB nominee. The directors shall, by simple majority, elect a Vice-Chairman who shall substitute for the Chairman at Board Meetings in the absence of the Chairman. The Vice-Chairman shall be a CEVA nominee. The responsibilities and authority of the Chairman and Vice-Chairman shall be further defined in the Dutch Company's Articles of Association.

3.1.3. MEETINGS AND QUORUM. The Board of Directors may act by written consent in accordance with applicable law and as detailed more fully in the Dutch Company's Articles of Association. At all meetings of the Board of Directors, the quorum shall be not fewer than four members present in person or by proxy or alternate. The Board of Directors shall meet at least once annually. For meetings of the Board of Directors twenty one days written notice shall be given to the Directors. If a presence quorum of at least four Directors is not met, another meeting of the Board of Directors without any presence quorum shall take place one week later automatically (i.e. without any further written notice). All Directors shall pay their own expenses for attending such meetings. Directors shall not receive any remuneration for their services. The Directors will be elected for a term of two years by the Shareholders.
          Any member of the Board of Directors may be re-elected, pursuant to the terms of Article 3.1. If a Director resigns or otherwise ceases to be a Director during his term, his replacement shall be nominated by the Party who originally nominated the resigning Director, and a shareholders meeting of the Dutch
          Company may be called by such Party for election of such replacement.

3.1.4. ACTIONS BY THE BOARD OF DIRECTORS. The following actions may be taken only by majority vote of the Board of Directors, in accordance with the voting stipulations set forth above and in the Dutch Company's Articles of Association:

3.1.4.1. approval of an annual development plan of the Venture, including an annual marketing plan, technology development plan, and budget of the Venture;

3.1.4.2. new  capital   investment  of  the  Venture  incurring  not  budgeted
         costs to create or replace new manufacturing capacity in excess of USD 10,000.00 per calendar quarter;

3.1.4.3. incurring or creating of debt or guarantee of debt of the Venture or otherwise causing the Venture to become liable to any indebtedness for borrowed money except as set forth in the approved budget;

3.1.4.4. sale, transfer, or other disposal of any asset of the Venture having a value, of any assets in any transaction or in any series of related transactions having an aggregate value, in excess of the equivalent of USD 10,000,000, except for commercial products of the Venture and except as set forth in the approved budget;

3.1.4.5. contracts between the Companies and the Parties, Affiliates or officers of the Parties; and

3.1.4.6. determination of the organizational structure of the Venture and signing authorizations on behalf of the Venture.

3.2.     COOPERATION

       The Parties shall cooperate with each other in the highest degree in the performance of all such acts and the passing of all such resolutions as are required for the purpose of achieving the term, purposes, and intent of this Agreement. The Parties shall in particular exercise their respective voting and other rights and power of control over the Dutch Company (and therefore indirectly over the Venture) so as to give effect to the rights conferred upon the respective Parties by the terms of this Agreement.

4.       MANAGEMENT OF THE VENTURE

4.1.     GENERAL MANAGER

       The Dutch Company in its capacity as the sole shareholder of the Venture (and based on decisions of its Board of Directors) shall appoint a General Manager of the Venture whose qualifications for the position shall have been presented to the Parties and the Board of Directors. The first nominee to be appointed General Manager for a period of one year shall be Mihai Maracineanu. Any prolongation of this period must be approved by the Dutch Company in its capacity as the sole shareholder of the Venture. For the purpose of clarification, the Parties note that this provision shall not constitute a third party benefit for Mihai
       Maracineanu. The General Manager shall be the chief operating and executive officer of the Venture. All changes in the position of the General Manager shall be pursuant to nominations of the Dutch Company (based on resolutions adopted by shareholders of the Dutch Company with simple majority) with the unanimous approval of the Board of Directors and completed in accordance with this provision.


4.1.1. DUTIES. The General Manager shall manage the day-to-day operations of the Venture, which shall include, but not be limited to, the following duties and authorities, in a manner consistent with the policies adopted by the Shareholders and the Board of Directors:

4.1.1.1. manage the Venture's offices and facilities;

4.1.1.2. make payment to suppliers, contractors, subcontractors and others who have supplied products or services to the Venture;

4.1.1.3. manage the financial affairs of the Venture pursuant to instructions of the Dutch Company acting as the sole shareholder of the Venture, and maintain its books and records and bank accounts;

4.1.1.4. employ and discharge employees and workers of the Venture;

4.1.1.5. approve the terms of offers made to customers;

4.1.1.6. make operating decisions concerning use of resources, funds, equipment, personnel or production capacity, provided such decisions are not inconsistent with this Agreement, the Venture's Articles of Association, or any applicable marketing plan, technology development plan, budget, or any other instruction of the Dutch Company acting as the sole shareholder of the Venture (and based on decisions of the Board of Directors);

4.1.1.7. prepare the proposed annual development plan (including the annual marketing plan, annual technology development plan, annual maintenance plan, a draw down scheme for the loan to be granted in accordance with Clause 6.2 and annual budget), periodic performance reports, and such other documents as may be required by the Dutch Company acting as the sole shareholder of the Venture ;

4.1.1.8. prepare investment recommendations for the Dutch Company acting as the sole shareholder of the Venture which shall be based on detailed feasibility studies; and

4.1.1.9. implement procedures for risk management, health, safety and environmental compliance.

4.2.     ANNUAL DEVELOPMENT PLAN

       The General Manager shall prepare an annual development plan in accordance with Article 4.1.1 and present the plan to the Dutch Company (by submitting a copy for the attention of each of the Directors). The Venture shall be managed in a manner consistent with such annual development plan as expressly approved by the Dutch Company as the sole shareholder of the Venture (and based on decisions of its Board of Directors).


4.3.     CONSULTING COMMITTEE

4.3.1. The Dutch Company shall establish as additional organ a board of supervisory directors which shall act as consulting committee (the "Consulting Committee"). Each Shareholder shall appoint a person (a "Consultant") to represent the respective shareholder's interest in the committee to be formed by the two Consultants. The first Consultant to be appointed by BAB will be Mr. Kurt Habersatter. The first Consultant to be appointed by CEVA will be Mr. Herbert G. Case.

4.3.2. A Consultant may only be revoked by the Shareholder by whom he was appointed. In the event a Shareholder revokes a Consultant and appoints a new Consultant, such Shareholder shall give notice thereof to the other Shareholder and the Venture as soon as practicable.

4.3.3. Each Consultant shall have one vote. The Consulting Committee shall make recommendations in accordance with
          Article 4.3.5 only on the basis of written resolutions adopted by all Consultants. The Consulting Committee shall determine its internal rules and procedures. The place, time and frequency of meetings of the Consulting Committee shall be determined from time to time by the Consultants.


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


4.3.4. Unless agreed otherwise between the Shareholders, no Consultant shall be entitled to any remuneration or other benefit from the Dutch Company. Any expenses incurred by a Consultant in connection with the performance of his duties hereunder (including attendance at meetings of the Consulting Committee) shall be borne by the Shareholder who has appointed such Consultant.

4.3.5.   Neither  the   Consulting   Committee  nor  any   individual
         Consultant shall have any right to represent the Dutch Company vis-a-vis third parties, otherwise act on behalf of the Dutch Company or be involved in the internal affairs of the Dutch Company. The task of the Consulting Committee shall be to consider affairs and make recommendations to the Board of Directors with respect to any matter relating to the strategy, policies, business, operations or affairs of the Venture which is referred to it either by the General Manager or any Shareholder.

5.       SHAREHOLDERS MEETING of the Dutch Company


5.1.     ANNUAL MEETING

       Shareholders meetings of the Dutch Company shall be convened no less frequently than annually, within three months of the close of the Dutch Company's fiscal year, in accordance with the Dutch Company's Articles of Association and applicable law. For the annual shareholders meeting, twenty-one days' written notice shall be given to the Shareholders. For any other meeting, fourteen days' written notice shall be given to the Shareholders.


5.2.     VOTING AND ACTIONS BY THE SHAREHOLDERS

       Except as set forth below or as may be required by applicable law, any actions by the Parties in their capacity as Shareholders be determined by simple majority voting. Resolutions of the Dutch Company whereby the Directors and/or the General Manager is instructed to take the following actions of the Venture shall require unanimous consent of the
       Shareholders:


5.2.1. increase or decrease the capital of the Venture; authorization of any securities which can affect the capital of the Venture
         (e.g. convertible debt);

5.2.2.   dissolve, liquidate or otherwise wind up the Venture; or

5.2.3. merge into or consolidate with any other company or permit any other company to merge into or consolidate with the Venture;

5.2.4. increase of the obligations of the Dutch Company as shareholder defined in the Agreement and/or in the Venture's Articles of Association; imposition of a new obligations;

5.2.5. decision on any investment made by the Venture where the value of the investment exceeds twenty-five percent (25 %) of the share capital of the Venture;

5.2.6.   termination or any modification of any one of the Assigned Contracts;

5.2.7.   any extension of the business purpose of the Venture as defined in
         Article 2.2; and

5.2.8.   approval of the annual budget of the Companies.


6.       DIVIDENDS AND FINANCE

6.1.     DIVIDENDS

       After the allocation of such funds from revenues of the Venture as shall be needed for ongoing operations and required repayment of borrowings of the Venture and any reserve or other special funds agreed to by the Shareholders or required by applicable law, it shall be the Venture's policy to pay out the remainder as dividends to the Dutch Company and the Dutch Company shall pay dividends to the Shareholders according to their proportional ownership of shares.


6.2.     SUBORDINATED AND UNSECURED LOAN

       Immediately after the incorporation of the Venture BAB or an entity designated by BAB shall grant a subordinated and unsecured loan in EURO equivalent to the amount of USD 2,500,000.00 to the Venture in accordance with the terms and conditions of the draft loan agreement attached hereto as Schedule 6.2.


6.3.     FUNDING OF THE VENTURE

       The Parties hereto shall use reasonable endeavours to procure that any borrowings or loan facilities for the benefit of the Companies from banks and other similar sources shall be obtained on the most favorable terms reasonably obtainable as to interest, repayment and security, but without allowing any prospective lender a right to participate in the equity share capital of the Companies as a condition of any loan. No Party, except as stipulated in Article 6.2, shall be required to guarantee or provide any security or accept any other liability with respect to any borrowings by or loan facilities made available to the Companies.

       Save as set out in this and the following Article, there shall be no obligation of a Party to provide additional capital to the Companies, or to provide, or procure to be provided, to the Companies loans or loan facilities.


6.4.     ADDITIONAL WORKING CAPITAL

       In the event that (i) the Venture's financial resources are at any stage insufficient to satisfy its working capital requirements (as determined by the Board within the Annual Development Plan accepted) and (ii) no reasonable debt financing is available, the Parties shall make best effort to either (a) provide the Dutch Company with sufficient funds to subscribe to additional shares in the Venture (in proportion to their equity holdings in the Dutch Company) or (b) provide advance interest-free loans to the Venture in proportion to their equity holdings in the Dutch Company, such funding or interest free loans of each Party in no event exceeding 10% of the registered share capital of the Venture.


6.5.     FAILURE TO MAKE CAPITAL SUBSCRIPTIONS

       If either Party shall (without the consent of the other) fail to comply with the foregoing provision within a period of 30 days from the Board of Directors' call therefore, then the other Party shall have the right at its option: either (i) to subscribe (at par) for additional shares in the Venture in an amount equal to the amount to have been subscribed or advanced by the defaulting Party, and the Parties shall ensure that the necessary authorizations are given and steps taken for such shares to be allotted and issued to such Party or (b) to terminate this Agreement in accordance with the provisions of this Agreement.


7.       ACCOUNTING

7.1.     MAINTENANCE OF RECORDS

       The Companies shall keep accurate books of account covering all activities carried on by it in accordance with applicable laws, standard accounting practices in the respective countries of incorporation, and in a manner consistent with internationally accepted accounting standards ("IAS"). The certified public accountants and auditors of the Companies shall be specified by the Board of Directors respectively the General Manager following instruction of the Dutch Company.


7.2.     EXAMINATION

       The books of account of the Companies shall be available for examination by duly authorized representatives of the Parties during normal business hours at the premises of the Companies.

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


7.3.     INDEPENDENT AUDIT

       The Parties shall cause the Companies to grant the representatives of the Parties (including representatives of a firm of international certified public accountants acceptable to the Parties) access to their books, buildings, movable and immovable property, and other data and information as may enable the Parties to make such investigations as shall be reasonably necessary to determine compliance with the terms and conditions hereof by the Companies. No Party will unreasonably refrain from accepting a firm of certified public accountants thus designated and will cooperate fully with such auditors. The cost of such audit or investigation shall be paid by the Party requesting the investigation.


7.4.     REGULAR REPORTS

       The Venture shall prepare and distribute on the seventh working day of each month to the Dutch Company with a copy for the attention of each Director monthly reports in English on the operations and financial condition (including profit and loss statements) of the Venture, as well as reports on business developments and sales of the Venture.


7.5.     ANNUAL REPORTS AND FINANCIAL STATEMENTS

       As soon as available but not later than sixty days after the end of its fiscal year, the Venture shall deliver its annual report to the Dutch Company with a copy for the attention of each Director, financial statements, and notes thereto in English as of and for the year then ended, certified by independent auditors selected by the Venture. Any additional information requested by the Parties shall be provided at the expense of the Party requesting such information.


8.       SIGNING FEE

       In consideration of CEVA's * in the Dutch Company BAB agrees to make a one-time payment in the amount of USD 620,000.00 to CEVA's bank account with United National Bank (1130 Route 22 East, Bridgewater, NJ, USA 08807-0010, ABA - * , credit checking account , N/O CEVA International, Inc.) which shall be due 15 days after signing of this Agreement by both Parties.











       *Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

9.       REPRESENTATIONS AND WARRANTIES

9.1.     BAB

       BAB represents and warrants that it is a corporation duly incorporated and in good standing under the laws of Germany, with its corporate seat in Hamburg and the business address at Ost-West-Stra(beta)e 69, 20422 Hamburg, Germany; that it has full legal power and authority to execute this Agreement and to form and subscribe to the Venture under the terms of this Agreement and the Articles of Association of the Venture; and that performance of and compliance with the terms, provisions, and conditions of this Agreement do not conflict with or will not result in any violation of any applicable by-law, mortgage, indenture, contract, agreement, instrument, franchise, permit, judgment, decree, order, statute, rule, Government Approval or regulation.


9.2.     CEVA

       CEVA represents and warrants that it is a corporation duly incorporated and in good standing under the laws of the state of Nevada, with its corporate seat in Nevada and the business address at 75-77 North Bridge Street, Somerville 08876 New Jersey, USA; that it has full legal power and authority to execute this Agreement and to form and subscribe to the Venture under the terms of this Agreement and the Articles of Association of the Venture; and that performance of and compliance with the terms, provisions, and conditions of this Agreement do not conflict with or will not result in any violation of any applicable by-law, mortgage, indenture, contract, agreement, instrument, franchise, permit, judgment, decree, order, statute, rule, Government Approval or regulation.


10.      FORCE MAJEURE

       No Party shall be held liable by or responsible to the other Party for failure or delay in fulfilling or performing any obligation of this Agreement if such delay or failure is caused by actions or events which are beyond the reasonable control of the affected Party, the effect of which is to prevent or interfere with that Party's performance hereunder, including, without limitation, any act of god or public enemy, fire, explosion, accident, embargo, strikes, or other labor strife or governmental action from whatever cause arising or any other circumstances of like or different character. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition, the nature thereof and the extent to which the affected Party will be unable to fully perform its obligations hereunder. Each Party further agrees to use all reasonable efforts to correct such conditions as quickly as possible and to give the other Party prompt written notice when it is again fully able to perform such obligations.






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


11.      CONFIDENTIAL INFORMATION

11.1.    CONFIDENTIALITY

       During the formation and operation of the Companies, it will be necessary for each Party to disclose to the Companies and/or the other Party information which it regards as proprietary and/or confidential ("Proprietary Information"). Each Party agrees to maintain Proprietary Information received from the other Party or indirectly through the either of the Companies, and identified by the disclosing Party as such, in confidence, employ adequate and appropriate measures to prevent its unauthorized publication and/or disclosure, and not use it for any purpose other than the performance of this Agreement and operations of the Companies.


11.2.    CONFIDENTIAL INFORMATION

       No Party shall disclose to any other person or entity or use or exploit for any other purpose whatsoever any of the information contained in the budget, financial and operating plans of the Venture, and related materials, any information contributed by a Shareholder and/or any other information which they obtain or had previously obtained in relation to the transactions contemplated by this Agreement or the proposed business activities of the Companies ("Confidential Information"), except as may be required by law (and then only to the extent such announcement is required in order to comply with applicable law) and to the extent expressly permitted by this Agreement. For the purposes of this Article 11, Confidential Information shall not include any information which:


       (i) is available to the general public at the time of use or disclosure through no action of the disclosing party;
       (ii) becomes available to the general public, other than by manner of unauthorized disclosure or use; or
       (iii) is provided by a third party who is lawfully in possession of such information and has the lawful right to disclose or use it.

       The Parties shall cause their Affiliated Companies, advisors, employees, agents, representatives and contractors not to disclose to any person or use or exploit for any purpose whatsoever the Confidential Information except as expressly permitted in this Article 11.


11.3.    SURVIVAL

       The obligations under this Article 11 shall survive any termination or expiration of this Agreement.

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


12.      GOVERNING LAW AND ARBITRATION

12.1.    GOVERNING LAW

       This Agreement is governed by and shall be construed and interpreted in accordance with the laws of Switzerland, without reference or application of any laws on the conflict of laws.


12.2.    CONSULTATIONS AND DISPUTES

       In the event of any dispute or difference arising out of or relating to this Agreement or the breach thereof, the Parties shall first of all use their best endeavors to settle such disputes or differences amicably. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to the parties and the Consulting Committee shall be convened and such dispute be discussed. Consultations shall commence when either Party provides a written request for consultations to the other Party.


12.3.    ARBITRATION

12.3.1. ARBITRAL TRIBUNAL. If within ninety (90) days after either Party requests consultations, the Parties do not reach a mutually acceptable solution, then unless otherwise agreed, any dispute arising from this Agreement or relating to its violation, termination or nullity shall be submitted to an arbitration tribunal comprised of three arbitrators appointed and deciding in accordance with the rules of the Chamber of Industry and Commerce for Munich and Upper Bavaria ("Industrie- und Handelskammer fur Munchen und Oberbayern - IHK Munchen"). The arbitral award shall be final and binding upon the parties and may be enforced by any court of competent jurisdiction.

12.3.2. PLACE. The place of arbitration shall be Munich. The arbitral tribunal is nevertheless authorized to carry out certain portions of the proceedings, for example meetings, hearing of witnesses, out-of-court viewing and the like, outside of the agreed upon place of arbitration if the arbitrators so determine.

12.3.3. LANGUAGE. The language of the arbitration shall be English. The parties are nevertheless entitled to submit documents in another language if it is the original language of the document; otherwise the arbitrators may order the submitting party to provide a certified English translation for any such documents submitted.

12.3.4. COSTS. The losing party in the proceeding shall compensate the prevailing party for the costs of arbitration. The arbitrators may determine the amount of said costs without taking any guidelines for fees or disbursements into consideration. In the event a party prevails only partially, the arbitrators are authorized to award a proportionate amount of the costs of arbitration to such party.

13.      DURATION AND TERMINATION

13.1.    DURATION

       This Agreement shall come into force on the date first written above and shall be concluded for the whole duration of the participation of both Parties and/or their respective Affiliates in the Dutch Company (the "Term").


13.2.    TERMINATION

13.2.1. EXTRAORDINARY TERMINATION. This Agreement may be terminated with immediate effect prior to the Term by either Party in case

13.2.1.1. of an event of Force Majeure which definitely prevents one Party from performing its bligations under this Agreement for a period of more than 90 days;

13.2.1.2. of a material breach by the other Party of its obligations hereunder (e.g. failure to make due payments) and such Party fails (i) to remedy such breach within a period of 90 days as of the receipt of a written notice specifying the breached obligation and indicating the Party's intention to terminate this Agreement failing remedy within the aforesaid timeframe or (ii) to promptly commence and to thereafter continue to undertake good faith efforts to cure the breach that cannot reasonably be expected to be cured within 90 days as of the receipt of a written notice specifying the breached obligation;

13.2.1.3. the other Party becomes insolvent or if bankruptcy, liquidation or other proceedings affecting the enforcement of creditor's rights generally are opened against the other party; or

13.2.2. ORDINARY TERMINATION. After the 5th anniversary of this Agreement either Party may terminate this Agreement at the end of each calendar month upon prior written notice of six months.

13.3.    NOTICE OF TERMINATION

       In any event the Party intending to terminate this Agreement must give notice thereof to the other Party in accordance with Article 14.11 (the "Termination Notice").

13.4.    EFFECT OF TERMINATION

       Upon Termination of this Agreement one Party shall withdraw from the Dutch Company and transfer all, but not less than all, of its shares in the Dutch Company to the other Party or any entity designated by the other Party. Such transfer shall be performed in accordance with the following procedure:


13.4.1. The Parties shall first of all try to reach an amicable agreement on which Party shall take over the Shares of the other Party at which price.

13.4.2. If such agreement cannot be found within 14 days after the Termination Day, each Party shall deposit an offer to acquire all Shares
         (the "Offer") at the offices of Holland van Gijzen, notaries public, Drentestraat 20, 1083 HK Amsterdam, Postbus 7925, 1008 AC Amsterdam, within 28 days after the Termination Day. The notaries public must refuse all Offers which are not submitted within s after the Termination Day. The Offer must be submitted in a sealed envelope and must state only the price per share in the Dutch
         Company at which the Party intends to take over all, but not less than all, of the other Party's Shares . Any conditions which may be stipulated in a Party's Offer will be deemed to be of no effect.

13.4.3. As soon as both Parties have submitted their Offers or at the earliest practicable Dutch business day following the 28th day after the Termination Day at the latest the notaries public shall (i) open the Offers in the presence of the Parties, if possible, (ii) issue certified copies thereof to the Parties and (iii) keep in safe custody the originals thereof.

13.4.4. The Party (the "Buying Party") that has offered the higher price per share in the Dutch Company shall be entitled and obliged to acquire all, but not less than all, of the other Party's (the "Selling Party's") Shares at such price. Within 42 days after the Termination Day the Parties shall take all necessary corporate actions to transfer the Shares of the Selling Party to the Buying Party or any entity designated by the Buying Party against payment by the Buying Party.

13.4.5. In case the Buying Party cannot make payment in accordance with the foregoing provisions it shall no longer be entitled and obliged to take over the Selling Party's Shares and, provided the Selling Party has made a valid and timely Offer, the Selling Party may demand that the Buying Party transfers its Shares in the Dutch Company to the Selling Party against payment of the price set forth in the Selling Party's Offer within 56 days after the Termination Day.

13.4.6. In case neither Party makes a valid and timely Offer or can make payment in accordance with the foregoing provisions the Companies shall be dissolved as set forth in Article 2.9.

14.      MISCELLANEOUS

14.1.    AMENDMENTS OR SUPPLEMENTS

       This Agreement supersedes and replaces any and all prior negotiations, arrangements and understandings, whether or not in writing, between the Parties with respect to the subject matter of this Agreement. No variation of this Agreement is valid unless it is in writing and signed by or on behalf of each Party.


14.2.    NO WAIVER

       A failure by any of the Parties to this Agreement to assert its rights for or upon any breach of this Agreement or any such other agreement shall not be deemed a waiver of such rights nor shall any waiver be implied from any act. No waiver in writing by a Party with respect to any right shall extend its effect to any subsequent breach either of like or different kind.


14.3.    SEVERABILITY

       In the event that any part or parts of this Agreement shall be held illegal or null and void by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining parts of this or such agreement and they shall remain in full force and effect as if such part or parts determined illegal or void had not been included herein; provided, however, that nothing in this paragraph shall relieve any party of any liability for breach of covenant, warranty, or representation.


14.4.    CUSTOMS, DUTIES, OR TAXES

       Any and all customs, duties, or taxes (except income tax) in any form which may be triggered by the execution of this Agreement and/or charged on the importation into Romania of any information or other material furnished by a Party to the Venture under any agreement entered into pursuant to this Agreement shall be paid by the Venture.


14.5.    ANNOUNCEMENTS

       No announcement, advertisement, circular or other publication concerning the subject matter of this Agreement or the joint venture shall be made by any party without the prior written approval of each Party as to the contents, form and timing thereof.

14.6.    NO PARTNERSHIP OR AGENCY

       Save as expressly provided herein, nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties or constitute or be deemed to constitute one Party as agent of the other Party for any purpose whatever, and no Party shall have the authority or power to bind the other Party or to contract in the name of and create a liability against the other Party in any way or for any purpose.


14.7.    CONFLICT WITH ARTICLES OF ASSOCIATION

       Where the provisions of the Dutch Company's Articles of Association or the Venture's Articles of Association conflict with the provisions hereof, the Parties agree that between them the provisions of this Agreement shall prevail. In such circumstances the Parties shall, if necessary, in any case procure, to the extent possible, the amendment of the Dutch Company's Articles of Association or the Venture's Articles of Association to the extent required to enable each of the Companies and its affairs to be administered as provided herein.


14.8.    NO ASSIGNMENT

       Without the prior written consent of the other Party no Party may assign any rights, benefits or obligations conferred upon it by this Agreement to a third person not being an Affiliate of the transferring Party. In any event, the transferring Party and the transferee shall be jointly and severally liable for their obligations under this Agreement.


14.9.    FURTHER ASSURANCES

       The Shareholders undertake to execute all such agreements and other instruments and to take all such other actions (including, but not limited to, voting in the shareholders meetings of the Venture) as are necessary or appropriate to give full effect to the terms, conditions and provisions of this Agreement and the articles of association of each of the Companies, to achieve the accomplishment of the legal and/or economic objectives thereof and to make them binding and enforceable on the Parties and, if appropriate, the each of the Companies.


14.10.   RATE OF EXCHANGE

       For the purposes of this Agreement, the rate of exchange between the Romanian Leu and foreign currencies shall be the official exchange rate published by Romanian National Bank upon the date such exchange is made.

14.11.   NOTICES

       All notices to be made in writing under this Agreement shall be given in the English language by registered mail, express courier service or telefax (confirmed by registered mail or express courier service) to the following addresses or such other addresses as the parties may have designated to each other by notice given in accordance with this Clause:


o if to BAB, to Breitenburger Auslandbeteiligung GmbH, Ost-West-Stra(beta)e 69, 20422 Hamburg, Germany, with a copy to Gunther Horvath, Bruckhaus Westrick Heller Lober; Seilergasse 16, 1010 Vienna, Austria, telephone + 43 1 515 15 205, telefax + 43 1 512 63 94;


o if to CEVA, to CEVA International, INC., 75-77 North Bridge Street, Somerville 08876 New Jersey, USA, telephone/telefax 1 908 735 7988, with a copy to Andras Volgyesi, Ribary 8, H-1022 Budapest, Hungary, telephone + 36 1 315 04 85, telefax: + 36 1 316 50 89.


14.12.   COSTS

       Each Party hereto shall pay its own costs and expenses related to negotiation, drafting, and signing of this Agreement.


IN WITNESS WHEREOF, the Parties have signed this Agreement on 19/24 May 2000, in two originals, each Party acknowledging receipt of one such original.


For BAB:                                     For CEVA:

/s/ Kurt Habersatter
-----------------------------------          --------------------------------
By:      Kurt Habersatter                    By:      Herbert G. Case
Title:   attorney-in-fact                    Title:   President

LIST OF SCHEDULES

Schedule 2.1 - Basic  Strategies  of the Venture
Schedule 2.3.1 - Articles of Association of the Dutch Company
Schedule 2.3.2 - Articles of Association of the Venture
Schedule 2.6(i) - Proprietary  Production  Facility
Schedule 2.6(ii) - Assigned Contracts
Schedule 6.2 - Loan Agreement

                  Schedule 2.1: Basic Strategies of the Venture

Background
CEVA and Holderbank will form a joint venture ("JV") which will be the sole supplier to Holderbank of alternative fuel and raw materials ("AFR") for utilization in cement kilns owned or controlled by Holderbank in Romania.

CEVA is a NASDAQ listed waste management and alternative fuels group registered in Nevada and with activities in Romania, Hungary, and the Czech Republic. CEVA's core business is the reprocessing of hydrocarbon and industrial residues for conversion into AFR.

Holderbank is one of the world's largest cement companies with three cement plants in Romania, at Campulung, Alesd (in process of acquisition), and Turda.

CEVA is contracted with Holderbank's Campulung cement plant, CIMUS, for production of AFR (as illustrated in flow chart below). JV aims to develop this business further from the activity at CIMUS and establish a regional AFR processing facility, Regional Processing Plant, capable of accepting and processing a range of petrochemical residues for conversion to AFR which would be used at Holderbank's Romanian cement plants.


Profile of JV
As a majority owned subsidiary of Holderbank JV has a clear and specific objective to ensure reliable and quality supply of AFR. While its objectives include the sourcing and identification of appropriate industrial residues for AFR production, JV is not constituted as a waste management or environmental services company. The JV's business will be to arrange with generators and other providers of prequalified industrial residues to be processed at the JV's facilities into AFR (see diagrams below). The JV will work closely with Holderbank's cement kiln management to assure the conditioned AFR meets quality guidelines jointly agreed to between the cement plant operator and not to have a negative effect on clinker quality and the environment. Further the JV will co-ordinate all logistics and transportation from suppliers of industrial residues, processing and delivery of finished AFR to the cement plant. Both parties will co-operate to obtain and maintain permits at all rested operations to process, transport and utilize AFR at the cement plants.


Supply side
CEVA has developed strong relationships with a number of petroleum refineries, petrochemical companies and other suppliers of industrial residues in and around Ploiesti as well as elsewhere in Romania. These companies have substantial problems with hydrocarbon-based industrial residues arising from their past and present production processes. CEVA is in the process of contracting with several of these companies to take industrial residues from their sites to use as source material for AFR production. Several hundred thousand tonnes of residual material have been identified which can be used for such production.

Outlet side
Use of AFR is a considered strategically important to enhance the competitive operation of cement kilns. CIMUS is currently contracted for the supply of AFR by CEVA, and as this operation builds up it is expected that CIMUS will begin to enjoy cost savings as a result of using AFR compared to conventional fuels. As and when Holderbank completes the purchase of the plant at Alesd, it is planned that Alesd will also develop an AFR programme similar to that of CIMUS. J/V will work together with Alesd and potentially Turda jointly to develop such programmes on similar terms to that of CIMUS.

This development will necessitate the establishment of a centrally located RPP, which is budgeted for in the business plan. In the event that the output of the RPP exceeds the take up of Holderbank's cement plants, JV will seek other markets for output. These markets may include other cement plants, iron and steel plants, power stations, or other intensive energy users.


Logistics
CEVA has developed a logistics plan (see below) for the logistical operation of the proposed joint venture. Only if necessary will the joint venture use own transportation means; otherwise third party contractors will be used.


Quality Control
The joint venture will implement a quality system aimed to ensure that nothing will occur that could jeopardise or compromise the environmental standards and the clinker quality of the outlets using the AFR. The joint venture makes a priority to implement ISO 14001 and ISO 9002.


Environmental Safety and Health and Safety
The joint venture will apply internationally accepted standards in matters of environmental safety and health and safety and at least at a level required by local regulations. The joint venture will ensure that employees of the joint venture are appropriately trained in these matters. The joint venture will ensure that appropriate insurance protection is obtained for all operations.


It is expected that the parties will be able to achieve regional synergies including know-how transfer, logistical benefits, and other economies of scale.

                                                                  Schedule 2.3.1

                  Articles of Association of the Dutch Company

                                                                  Schedule 2.3.2

                     Articles of Association of the Venture

   Schedule 2.6(i): List of equipment owned by CEVA at the CIMUS cement plant

Processing equipment

1) *

2) *

3) *

4) *

5) *

6) *

7) *

8) *

9) *

10)*

11)*

12)*

13)*

14)*

15)*

16)*

*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

17) *

18) *

19) *

20) *

21) *

22) *

23) *

24) *

25) *

26) *

27) *

28) *

29) *

30) *

Laboratory Equipment

1)  *

2)  *

3)  *

4)  *

*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

5) *

6)  Heater

7) *

15.       MISCELLANEOUS

1)        Customs fees

2)        Engineering fees

3)        Mobilization and transportation
     a.       US
     b.       Romania
     c.       Transoceanic

4)  Know how

5)       Insurance

6)       New seals for grinder and liquifier

7)       Miscellaneous tools

8) Spare parts, etc.




*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

              Schedule 2.6(ii) List of contracts to be assigned by
                    CEVA International Inc to Dutch Company



Contract partner        Date              Comments                Purpose
------------------  ----------------- ---------------------- ----------------
CIMUS               1st August 1998                            Provision of
                                                               AFR to CIMUS
VEGA                17th January        Confirmation letter    Recovery of
                    1997                from Rompetrol,         industrial
                                        owners of VEGA,          residues
                                        dated 22nd March
                                        2000
County of          11th January                                Recovery of
Prahova County     2000                                        industrial
                                                                 residue

                                                                  Schedule 6.2
                                 Loan Agreement

                              entered into between

                      Breitenburger Auslandbeteiligung GmbH
                             Ost-West-Stra(beta)e 69
                            D-20422 Hamburg, Germany
                  (hereinafter referred to as the ,,Creditor")
                                       and
                                    [Venture]
                  (hereinafter referred to as the ,,Borrower")

today under the conditions as follows.

1. The Creditor lends the Borrower an amount in EURO equal to the amount of USD 2,500,000.00 (in words: two million five hundred thousand US Dollars). The Borrower commits itself to use this loan as stipulated in this Loan Agreement and to repay the borrowed amount and its interests to the Creditor.

2. The Borrower shall use this loan only for the business purpose as defined in Article 2.2.2 of the Joint Venture Agreement entered into between the Creditor and CEVA International Inc. on [o].

3. The Creditor shall transfer the loan to the Borrower's bank account no. [o] held at [o] in accordance with the draw down scheme to be presented to the Creditor by the Borrower.

4. The contractual Parties define that the term of loan is five years.

5. The contractual Parties agree that the interest to be paid by the Borrower shall be calculated as follows: the base rate is the EUR 6 months EURO LIBOR on the last day of any interest period. To this base rate the Creditor adds 400 basis points. The thus calculated interest rate will be applied for the interest period to follow. The interest period is always 6
     (six) months and interest payment is to be made within 10 (ten) banking days after the end of the respective interest period. The first interest period is running from the date of signature of this Loan Agreement until 30 June 2000.

6. The repayment commences on 30 June 2002 and the Borrower is obliged to repay EUR 500,000.00 (half yearly on the fifteenth day after the end of any interest period). Early repayment is possible at the end of each interest period in amounts of min. EUR 100,000.00 or multiples thereof.

7. The Parties shall fulfil the liabilities due in accordance with this Agreement on a bank working day. If the day of fulfilment is no banking day, the fulfilment on the following banking day qualifies as contractual fulfilment.

8. The contractual Parties agree that, if the Borrower does not fulfil the due repayment two times running or if the Borrower fulfils with more than a five-day delay, the Creditor is entitled to ask the Borrower for a security to the extent of the existing loan. If the Borrower does not offer the security within 30 (thirty) days and the Parties cannot agree on the nature of the security within 30 (thirty) days, the Creditor is entitled to terminate this Agreement with the effect of the last day of month when this event occurs and declare all the existing debt as overdue.

      Should the Creditor not exercise this right, this does by no means result in or be regarded as a waiver of the Creditor.

9. If any of the provisions of this Agreement violates an obligatory legal rule and, as a result, it becomes null and void, this severability does not affect the validity of the remaining provisions of this Agreement. The Parties will agree on a new provision by common consent, which is the closest to the economic objective of the null and void provision.

10. This Agreement is prepared in 2 (two) counterparts in English, all of which is original. This Agreement is subject to German law. The parties will attempt to settle legal disputes in the course of negotiations. However, in lack of consent the Parties agree on the authority and competence of the Court of Arbitration operating permanently at the German Chamber of Trade in Hamburg.

The Parties signed this two-page Agreement via their authorised representatives, which is in full compliance with their intention.


Place           date
-------------------------------------------         --------------------------
                        Creditor                                  Borrower

                                                                    EXHIBIT 10.7

                            NIVO  STUDIO Szakfordito iroda                        Megrendeles szerint - As ordered - Wie bestellt:
Office for Translations - Fachubersetzungsburo                                     Forditas - Translation - Ubersetzung
Budapest, 1136 Pannonia u. 22.                         Lektoralt forditas - Proof-read translation - Geprufte Ubersetzung
Tel.: (+ 361) 452-10-10  Fax: (+ 361) 452-10-11                                                               Nr.: NF358A
==========================================================================================================================

                     Amendment of Entrepreneurial Contract


     entered into by and between Magyar Olaj- es Gazipari Reszvenytarsasag (1117 Budapest, Oktober huszonharmadika utca 18.) (hereinafter referred to as `MOL'), on the one hand, and CEVA Magyarorszag Kft. (1097 Budapest, Illatos ut 7.) and CEVA International Inc. (75-70 North Bridge St., Somervile, NI 08876 USA), on the other hand, as the contractors under the Contract, jointly and severally contractors, (hereinafter referred to as `CEVA') at the date specified below, on the subject of the amendment of a contract made between them on September 1, 1997.

Reasons for the Amendment of Contract:

1. The deadline for the performance of the contract, executed on September 1, 1997 and effective until June 30, 2000, has expired without being performed. The Parties have considered the contents of the contract as being in force ever since, in the preparatory phase of the Amendment of Contract. The failure of the performance of the contents thereof is not imputable to either of the Parties hereto.

2. The data on the quality and quantity of the acid resin hazardous waste available at the site of the Nyirbogdany Plant have been reassessed.

3. Demand has arisen for the manufacture of alternative fuel oil from the acid resin stored at another site of the Principal (Csepel); in the interest thereof, the Principal has been granted a permit to receive and pretreat 500 metric tons of acid resin from Csepel at Nyirbogdany (Schedule 1). The environmental authority has held out the prospect of a permit for the receipt of additional lots of 500 to 1,000 metric tons.

4. The reason hindering the performance of the previous contract, that is, the lack of a disposal permit, has been averted by the fact that Duna Drava Cement es Meszmuvek Kft. has been granted a trial burn permit, including the receipt of 4,320 metric tons of alternative fuel oil (Schedule 2).

      A Contract for Delivery and Disposal and a Cooperation Framework Agreement have been signed between MOL Rt. and DDC Kft. (Schedule 3). On the basis of the foregoing, the Parties hereto amend the contract as follows.

5. At the time of the execution of the Amendment of Contract, only CEVA has a technology that may be immediately used for the production of alternative fuel oil from liquid acid resin; therefore, no other contractors may be involved.

PREAMBLE

A) About 30,000 metric tons of acid resin has accumulated at the site of the Nyirbogdany Plant owned by MOL, which is a material included under Hazard Category II under the heading of "Wastes of Mineral Oil Refining" in
      Section 5.4.8 of Schedule 2 to Government Decree No. 102/1996 (VII.12.) (hereinafter referred to as `D'). Some of the waste was processed in 1999 and 2000.
B)    Point B has become superseded.
C)    Point C has become superseded.
D) According to the Amendment of Contract, the schedules referred to in Point D mean the trial permit attached as Schedule 2 and the Cooperation Framework Agreement attached as Schedule 3.

1.    Contracting Parties:

      1.1.4 The following persons shall be entitled to proceed on behalf of the Parties concerning the subject-matter of the Contract:

       On behalf of MOL Rt.:   Miklos BODOLA or his proxy holding a written
                               power of attorney
       On behalf of CEVA:      Herbert G. CASE, Janos SOOS, Jozsef LASZLO

2. Subject-matter of the Contract:

      Production of 4,000 metric tons of F60/130 S alternative fuel oil in accordance with the amended technological description attached in Schedule 4 to the Amendment of Contract, by the transfer of the acid resin stored at the Nyirbogdany Plant and the 500 metric tons of acid resin stored at the Csepel Base Site of MOL Rt., using about 3,000 metric tons of acid resin from Nyirbogdany and 500 metric tons from Csepel (sic orig.!). An amount of acid resin coming from Nyirbogdany that allows the production of 4,000 metric tons of alternative fuel oil in total is to be removed and pretreated in addition to the 500 metric tons of acid resin coming from Csepel.

      MOL Rt. shall decide on the solution of how to dispose of the acid resin of Csepel in liquid phase (about 10,000 to 15,000 metric tons) on the basis of its experiences gained during the pretreatment and processing of the 500 metric tons of Csepel. If it deems its disposal as alternative fuel oil to be the most desirable from the aspects of economy, environmental scheduling and other factors, MOL Rt. shall reach the quantity limit (20,000 metric tons) as defined in the original contract subsequently. MOL Rt. shall make its relevant decision by May 31, 2001.

      3.1      The last sentence shall be changed:
               The permits related to the Amendment of Contract shall be attached to the Amendment of Contract and shall constitute a schedule to the amendment.
      4.1.3 The site agreements are contained in Schedules 5 and 6.

4.    To be supplemented by:

      The removal, transport and pretreatment tasks related to the acid resin of Csepel are contained in Schedule 5 to the Amendment of Contract.

7.    Date and Place of Performance:

      The alternative fuel oil designated as F60/130 S shall be produced from acid resin at the Nyirbogdany Plant of MOL. CEVA shall commence the removal of about 3,500 metric tons of acid resin and the production of alternative fuel oil at Nyirbogdany by not later than July 30, 2000 and the removal and transfer of the acid resin at Csepel by September 1, 2000 and shall complete them at both sites by not later than March 30, 2001 in such a way that the production of 4,000 metric tons of alternative fuel oil may be completed by not later than April 15, 2001, adjusted to the installation site set forth in this Amendment of Contact, as stipulated in the permits of the authorities. The date for completion may be changed in line with the permits of the authorities concerning further use. CEVA agrees to carry out the production of the above alternative fuel oil on a continuous basis, in accordance with the provisions of the permits of the authorities and the Preamble, according to the user's demand.
                  User: Vac Plant of the Duna-Drava Cement es Meszmuvek Kft. 4,320 metric tons (approved quantity)

8.    Entrepreneurial Fee:

      The amount of the Contractor's bill shall be established with consideration to the quantity of acid resin removed, by designated measurements at the site. Fee charged for the removal of acid resin and its processing to alternative fuel oil: * / metric tons + VAT. Fee charged for the transport of the acid resin of Csepel to Nyirbogdany: * / round trip + VAT (500 metric tons of acid resin is equal to about 25 round trips) Fee charged for the transfer of acid water abstracted as part of the preparation of the pit and pumped into another pit at Csepel: * / m3 + VAT Fee charged for the possibly necessary neutralization of water and its transfer to the sewage treatment plant at Csepel: * /m3 Fee charged for the abstraction and neutralization of waste water produced during the removal of acid resin at Nyirbogdany: * /m3 + VAT The fee charged for the removal of acid resin and its processing to alternative fuel oil does not include the transport and material cost of the hydrocarbon-based additives used for the production of alternative fuel oil and the cost of the transport of F60/130S to the site where it will be used. Such costs shall be borne by MOL Rt. The entrepreneurial fee shall be settled in USD. The bill shall be made out on the basis thereof, which shall be paid in a HUF amount + VAT calculated at the medium exchange rate quoted by the National Bank of Hungary, valid on the last business day of the previous month.

      *Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

      9.3 During its performance, CEVA shall be entitled to render a preliminary bill concerning its monthly performance, on the pretreated and processed acid resin and the volume of neutralized and transferred water

      9.4      Payment shall be due on the basis of biannual settlement.

      10.4 b)  replaced by Clause 2

      10.5     September 1, 2000 instead of November 1, 1997.

      11.3 b)  replaced by Clause 2

7.    Entire Contract:

      The contract executed on September 1, 1997 and the schedules thereto, this Amendment of Contract and the schedules thereto, and the site agreements shall constitute the entire agreement between the Parties. The issues not mentioned in the Amendment of Contract shall remain in force as stated in the original contract.
      The Amendment of Contract shall only be valid with the schedules thereto.

Schedules to the Amendment of Contract:
Schedule 1        Permit for Receipt by Nyirbogdany
Schedule 2        Trial Permit for DDC
Schedule 3        Cooperation Framework Agreement
Schedule 4        Amended Technological Description
Schedule 5 Tasks Related to the Pretreatment of the Acid Resin of Csepel and Csepel Site Agreement
Schedule 6        Nyirbogdany Site Agreement



Dated in Budapest, July 25, 2000.



        <Two illegible signatures>                    <Illegible signature>
                 MOL Rt.                              CEVA Magyarorszag Kft.



                                                <Illegible signature>
                                                         CEVA

<Two illegible signatures>

                                                                    EXHIBIT 10.8

                      WASTE MATERIALS PROCESSING AGREEMENT



This Agreement is made and entered into this 1st day of August, 2000, by and between Rompetrol Rafinare "Rafinaria VEGA" SA, located at str. Valeni Nr.146, Ploiesti, Prahova, Romania ("VEGA"), legally represented by eng. Dumitru Manoiu, General Director and John H. Works, Chief Executive Officer of S.C. ROMPETROL S.A. and CEVA International, Inc., located at 75-77 North Bridge Street, Somerville, NJ 08876 USA, and/or its affiliates (collectively, "CEVA"), legally represented by Herbert G. Case, President.

                                   WITNESSETH

WHEREAS, VEGA is in the business of manufacturing and distributing various petroleum and petrochemical products from it's facilities located in Ploiesti, Prahova, Romania; and

WHEREAS, CEVA is in the business of providing on-site environmental management at refineries, cement kilns and other industrial plants in various locations; and

WHEREAS, VEGA desires to process certain WASTE MATERIALS to dispose off in an environmental friendly manner; and

WHEREAS, CEVA has entered into an agreement with S.C. CIMUS S.A. to produce CPD from certain petroleum by products and has installed processing equipment at the CIMUS cement plant site in Campulung Muscel; and

WHEREAS, CEVA and VEGA desire to utilize the services of the other to their mutual benefit;

WHEREAS, CEVA and VEGA entered into a WASTE MATERIALS PROCESSING AGREEMENT on 17th of January, 1997 which shall be replaced by this agreement by mutual consent and benefit of the parties, especially taking into account of the change of the circumstances, as of the date hereof;

NOW, THEREFORE, in consideration of the covenants contained herein and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:

                             ARTICLE I - DEFINITIONS

1.0 DEFINITIONS. As used in this Agreement, the following defined terms have the respective meanings described below:

                  " VEGA Services"  is defined in Article II.

                  "CEVA Services"  is defined in Article III.

                    "WASTE MATERIALS" are non-biological petroleum wastes and residues currently being generated and stored in lagoons, tanks, basins at VEGA's refinery, and capable of being processed in the CEVA Equipment, and other wastes that may be identified during the period covered by this Agreement.

                  "Third Party Materials" are WASTE MATERIALS that are not generated or stored at the VEGA Site, and that are not specifically required to enhance the processing of VEGA's WASTE MATERIALS.

                 "CPD" shall mean a product or semi-product, obtained by processing various wastes and other materials, including but not limited to refinery derived waste, capable of being utilized as supplemental fuel and/or raw materials off site.

                    "CWM" means CONDITIONED WASTE MATERIALS to be prepared at the VEGA refinery from WASTE MATERIALS.

                    "CEVA   Equipment"   means  that   Equipment   described  in
Attachment 1, supplied by CEVA for the processing of WASTE MATERIALS into CWM at the VEGA Site that is acceptable for the production of CPD.

                    "The VEGA Site" means the area where the CEVA Equipment is located at the oil refinery operated by VEGA in Ploiesti, Prahova, Romania.

                 " The CEVA Site" means the CWM processing facility located at the CIMUS site, or elsewhere.

                           ARTICLE II - VEGA SERVICES

2.0 VEGA Services. During the term of this Agreement and any extensions or renewals thereto, and any amendment by the law and/or amendments by this contract VEGA shall provide the following services at and under conditions as the parties may determine:

2.1 Supply. VEGA shall provide the exclusive right to CEVA for processing all WASTE MATERIALS as defined above into CWM, for removal and off-Site disposal and processing into CPD. VEGA is obligated to supply sufficient quantities of WASTE MATERIALS to meet the expected capacity of the CEVA Equipment on a daily basis of 200 (two hundred) tons per day (plus or minus 20%), 24 (twenty-four) hours/7 (seven) days a week, until the whole quantity of sludge in the lagoons at the Vega site is processed and removed by CEVA from the VEGA site.



*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

 VEGA will be responsible to deliver all WASTE MATERIALS to the raw sludge storage tanks located at the VEGA Site, according to Appendix 2. CEVA shall have the right to introduce and/or process WASTE MATERIALS from other generators or third parties ("Third Party Materials"). No third party materials will be received without the prior consent of VEGA. VEGA and CEVA will perform services as set out in Articles II and III of this Agreement for the processing of third party materials. The parties will recover their reasonable and properly documented direct costs from the disposal fees charged for Third Party Materials. Furthermore, the parties will * . This will not apply to outside materials, which are specifically required to enhance the processing of VEGA WASTE MATERIALS.

2.2 Mobilization and De-mobilization. As defined in Appendix 2, VEGA shall act with good faith to provide the required and necessary assistance to mobilize the CEVA Equipment for operation at the VEGA Site. This Equipment is described in Appendix 1. At such time as the CEVA Equipment may be de-mobilized, VEGA shall provide the necessary and required assistance to demobilize the CEVA Equipment, as defined in Appendix 2.

2.3 Utilities and Storage . VEGA shall provide electric, water, free access and facilities to locate the process Equipment at the refinery. Parameters of utilities to be provided are shown in Attachment 1 * . In addition and according to Appendix 2, VEGA will provide * the WASTE MATERIALS with a minimum capacity of * , and * with a capacity of *
                   tons (with heating capability, if required) for the *      .
VEGA shall further provide a
protected area to store *                  tons of *          , as well as
*                                                     as defined in Appendix 2.

2.4 Wastewater Treatment. Wastewater resulting from activities performed under this Agreement will be treated by VEGA at their facilities. Monitoring the parameters of wastewater shall be done by VEGA.

2.5 Labor. VEGA shall provide personnel for training and operation of CEVA Equipment with reasonable prior notice, according to the requirements listed in Attachment 1 and its and CEVA's proposed works. All such personnel shall have had the appropriate safety and hazardous materials training prior to entering the location and shall observe all safety rules and regulations regarding work done at the refinery.

2.6 CWM Transportation. VEGA shall contribute with * % to the cost of transportation service to convey the CWM to the CEVA Site in CIMUS. In addition VEGA will provide assistance with documentation and logistics.



*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

2.7 CEVA Equipment Access. VEGA will provide CEVA, its agents, contractors, and sub-contractors ingress and egress over, through and on the VEGA Site at all times during the term of this Agreement (24 hours/7 days a week). Such permission is given subject to strict compliance with VEGA's safety regulations.

2.8 Permitting. VEGA shall obtain, maintain and renew, with CEVA's assistance, applicable governmental and/or all permits, licenses and other approvals required for the installation and operation of CEVA Equipment at the VEGA Site, and offer reasonable assistance to obtain applicable governmental and/or all permits, licenses and other approval for the transportation of CWM for and to the name of CEVA, unless otherwise required by the law. In the event that presentations are necessary or advantageous, VEGA shall devote such reasonable effort to provide the same to selected government officials or in some other events.

2.9 Performance. VEGA shall expeditiously perform the services and use its technical expertise according to Appendix 2, so that the CEVA Equipment is supplied at the full rate with the suitable WASTE MATERIALS.

                            ARTICLE III CEVA SERVICES

3.0 CEVA Services. During the term of this Agreement and any extensions or renewals thereto, and any amendment by the law and/or amendments by this contract CEVA shall provide the following services at and under conditions as the parties may determine:

3.1 Process and use of WASTE MATERIALS. CEVA shall use its reasonable best efforts to process WASTE MATERIALS meeting the requirements of CEVA Equipment as described in Appendixes 1 and 2 and/or the technology installed at the CEVA Site.

*

3.1.1    review of the findings *        analyze all technical solutions
         available (e.g., if any bottoms and walls of lagoons that can not be processed into CPD in the CEVA Equipment, as







*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

         described in Appendix 1, these can be treated together with the contaminated soil in the Low Temperature Thermal Desorption ("LTTD") equipment and/or processed into solid alternative fuel.)
3.1.3    decision on the applicable solution
3.1.4 amendment of this agreement, through adding an appropriate appendix that describes the new situation and its remedies, and/or
3.1.5    new agreement

  Excluded from processing are materials containing Polychlorinated Biphenyls ("PCB's) or any materials that are restricted by any applicable government regulation.

3.2        Equipment.  CEVA shall provide its Equipment, including but not
limited to all necessary *          , so  that  the  Equipment  is  operational
at its  expected  capacities.  Such equipment is described in Appendix 1.
For lagoon  material  removal,  CEVA shall provide a *    , as well as all
items mentioned in the "Equipment Required" chapter as CEVA's contribution, as described in Appendix 2.

3.3 Mobilization and De-mobilization. CEVA shall provide all required and necessary personnel to mobilize the process Equipment for operation. All such personnel shall have had the appropriate safety and hazardous materials training prior to entering the location and shall observe all safety rules and regulations regarding work done at the refinery. At such time as the Equipment may be de-mobilized, CEVA shall provide the necessary and required personnel to demobilize and remove the same.

3.4 Maintenance, Parts and Design Changes. CEVA shall be responsible for maintenance, replacement parts and other services necessary to keep the process Equipment operational at levels required by this Agreement. In the event that CEVA shall make design or Equipment modifications that improve the efficiency, capacity or production of the process Equipment, CEVA shall offer to incorporate same into the Equipment at the VEGA Site as the parties may determine.

3.5 Personnel. CEVA shall provide all the necessary personnel to train local labor to operate the Equipment on a daily basis.

3.6 Permitting Assistance. CEVA shall use their reasonable best efforts to assist VEGA to obtain, maintain and renew applicable governmental all permits, licenses and other approvals required for the installation and operation of the CEVA Equipment located at the VEGA Site. CEVA shall obtain, maintain, and renew applicable governmental all permits, licenses and other approvals for transportation of CWM to CEVA site.


*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

3.7      Translation Services.   CEVA shall provide or arrange for translation
services as may be required to aid the activities of VEGA and CEVA pursuant to this Agreement.

3.8 Community Relations. CEVA shall provide community relations and activities as they may be required for specific projects. In the event that presentations are necessary or advantageous, CEVA shall devote such reasonable effort to provide the same to selected government officials or in some other events.

3.9 Performance. CEVA shall perform their obligations under this Agreement in a good and professional manner, they shall expeditiously process WASTE MATERIALS into CWM. This agreement will cover first:

3.9.1 processing of all WASTE MATERIALS from the lagoons 7, 8, 9, 10, 11, 12, 13, 14, 15 according to Appendix
2 3.9.2 simultaneously and whenever technically feasible, processing of some quantities of WASTE MATERIALS from the lagoons 16, 17, 18, 19 and their surroundings, with the aim to evaluate their compatibility and quality
3.9.3 after completion of 3.9.1 and 3.9.2 - as agreed by both parties -processing of the whole quantity from the lagoons 16, 17, 18, 19 and their surroundings, provided this agreement is amended according to paragraph 4.2

3.10 CWM Transportation. CEVA shall contribute with 50% to the cost of transportation service to convey the CWM to the CEVA Site in CIMUS. In addition, CEVA will provide * .

                             ARTICLE IV COMPENSATION

4.0 WASTE MATERIALS Processing Fees. The parties intend that VEGA shall make payments under this Agreement to CEVA for WASTE MATERIALS treatment consisting of a specifically designed * . The fee schedule below is based on * tons per day supply of WASTE MATERIALS, and subject to adjustment if the volumes vary more than 20% of this capacity:

------------------------------------ ----------------- ----------------------
Fee charged                             First year        Second Year and
                                                            thereafter
------------------------------------ ----------------- ----------------------
Net USD per ton of WASTE MATERIALS     *                *
processed
------------------------------------ ----------------- ----------------------




*Confidential portion omitted pursuant to a request for Confidential Treatment and filed with the Commission.

The parties agree to review and make the appropriate adjustments to the WASTE MATERIALS Processing Fees, in the event of:

i) alterations in VEGA's refinery process that would significantly alter the specifications of WASTE MATERIALS (significantly shall mean more
         than *   %):
ii) additional services are requested by VEGA to be performed by CEVA or iii) modifications of government regulations and legislation.

4.1 Payment. The basis of payment will be on tons of WASTE MATERIALS processed, according to a flow meter installed on the feed line to the CEVA Equipment. CEVA shall provide an invoice for the amount of WASTE MATERIALS processed for each previous month during the term of this Agreement as soon as practicable following the first day of each month. Thereafter, VEGA shall make payment within fifteen (15) days from the date of the issue of CEVA's invoice by way of a wire transfer to the bank account designated on the invoice. All payments shall be made in US Dollars, without any offset or deduction for any taxes, assessments and charges levied of any kind, including claims for damages or other claims rendered by the court. Any amounts unpaid after fifteen (15) days of delivery of an invoice shall accrue interest at the rate of * % per month. The fees are exclusive of VAT.

The parties may agree on this compensation to be made entirely or partially *
     .  In such a situation, the parties will negotiate the *            to the
US dollar amounts due CEVA.

4.2 Revision of Compensation. After processing all the WASTE MATERIALS from the lagoons 7, 8, 9, 10, 11, 12, 13, 14, 15 according to Appendix 2) covered under the terms of this Agreement, the parties agree to reevaluate the economic and technical feasibility for future work on lagoons 16, 17, 18 and 19.

                       ARTICLE V CONFIDENTIAL INFORMATION

5.0 Nondisclosure. During the term of this Agreement it is contemplated that each party may disclose to the other proprietary and confidential information, inventions, technical information, materials and similar items which are owned or controlled by the party providing such information or which that party is obligated to maintain in confidence and which is designated by the party providing such information as confidential ("Confidential Information").

In addition, technology, inventions, know how of any kind, technical information, materials and similar items which are orally, electronically or visually disclosed by a party, or are disclosed in writing without an appropriate letter, stamp or legend shall constitute Confidential Information if:




*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(i)      it would  be apparent to reasonable persons, familiar with the business of the disclosing party and the industry in
         which the disclosing party operates, that such information is of a confidential or proprietary nature the maintenance of which is important to the disclosing party or;
(ii) the disclosing party within * after such disclosure delivers to the recipient a written document or documents describing the items disclosed and referencing the place and date of such oral, electronic, visual or written disclosureSubject to the provisions hereof, through the term of this Agreement and for a period of * after the termination hereof, each party agrees to retain such Confidential Information in confidence and to use such Confidential Information only for purposes of this Agreement and not to disclose any such Confidential Information to a third party without the prior written consent of the party providing such information.

5.1 Exceptions. The obligations of confidentiality set forth in Section 5.0 will not apply to Confidential Information which:
    (i) was known to the receiving party or generally known to the public prior to its disclosure hereunder;
    (ii) subsequently becomes known to the public by some means other than a breach of this Agreement or by any other agreement;
    (iii) is subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure; or
    (iv)   is approved in writing for release by the disclosing party.

                             ARTICLE VI EXCLUSIVITY

6.0 Geographic Area. This Agreement shall be applicable to activities in Romania

6.1 VEGA's Obligation. VEGA agrees for the term of this Agreement that it will not enter into any other contract or arrangement with any other entity in the Geographic Area for the disposal or processing of WASTE MATERIALS.

6.2 Nature of Exclusive Activities. It is desired and intent of the parties that the provisions of Article VI shall be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portions of Section 6.1 and 6.2 shall be adjudicated to be invalid or unenforceable, such Sections shall be deemed amended to delete there from the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such Sections in the particular jurisdiction in which such adjudication is made





*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

                        ARTICLE VII TERM AND TERMINATION


7.0 Term. The initial term of this Agreement shall be five (5) years from the date of its execution by both parties. This Agreement shall be automatically renewed for 1 (one) year increments unless either party shall provide the other notice at least ninety (90) days prior to the expiration of the initial term that the Agreement will not be renewed.

7.1 Early Termination. Either party may terminate this Agreement immediately upon the occurrence of any of the following:

(i) Failure of the other party (the "Defaulting Party") to remedy any material breach of this Agreement

     (a) within one hundred twenty (120) days after receiving written notice of such breach from the non-defaulting party or (b) if such breach cannot reasonably be cured within said one hundred twenty (120) day period and the Defaulting Party shall have commenced to cure such breach within said period and shall thereafter proceed with reasonable diligence and good faith to cure such breach, within such longer period as shall be necessary for such party to cure the same with reasonable diligence

(ii) Upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than dissolution or winding up for the purposes of reconstruction, consolidation or amalgamation); or

(iii) An event of Force Majeure extending for an uninterrupted period of twelve
      (12) months.

7.2 Effect of Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior such expiration or termination, The parties' rights and obligations under Articles V, and IX shall survive any termination hereof.

7.3 Force Majeure. Neither party shall be held liable or responsible to any other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to: fire or floods; embargoes, war, acts of war (whether declared or not), insurrections, riots, or civil commotion; strikes, lockouts, or other labor disturbances; acts of God; acts, omissions or delays in acting by any governmental authority having jurisdiction over the parties or the Site(s).

Whenever a party's performance is affected by an event or condition specified in this Section 7.3, such party shall promptly notify the other party of such event or condition. It is understood that this Section 7.3 is intended only to suspend and not discharge a party's obligations under this Agreement and that when the causes of the failure or delay are removed or alleviated, the affected party shall resume performance of its obligations hereunder; provided, however, that in the event an event of Force Majeure shall continue for a period of twelve
(12) consecutive months, the either party may terminate this Agreement upon notice to the other party.

                ARTICLE VIII GOVERNING LAW AND DISPUTE RESOLUTION

8.0 Governing Law. This Agreement shall be governed by the laws of the State of New York, USA, without giving effect to its conflicts of laws principles.

8.1 Dispute Resolution. The parties shall use their best efforts to settle amicably any dispute, disagreement or other question arising out of or in connection with Agreement or the interpretation thereof. Any dispute, disagreement or other question which cannot be settled amicably within 30 days after receipt by one party of the other party's request to do so may be submitted by either party to binding arbitration.

Each dispute submitted to binding arbitration shall be heard by a single arbitrator if the parties can agree upon one within 30 days after one party notifies the other that it wishes to avail itself of this Section 8.1; otherwise, the dispute disagreement or other question shall be referred to an arbitration panel composed of three arbitrators. Each party shall appoint one arbitrator within 15 days after the expiration of the above 30 day period, and these two will within 15 days after the later of their appointments, appoint the third arbitrator who shall chair the arbitration panel. In the event that the two arbitrators appointed by the parties cannot reach agreement of the appointment of the third arbitrator within said 15 - day period, the President of the International Arbitral Center of the Austrian Federal Economic Chamber, Vienna shall be asked to appoint an appropriate person to act as the third arbitrator. The decision of this body shall be final and binding on the parties.

Arbitration proceedings shall be conducted in Vienna, in accordance with the rules of procedure for arbitration of the United Nations Commission of International Trade Law (UNCITRAL) as in force at the date of the commencement of the arbitration. Arbitration shall be conducted in the English Language. The arbitrator(s) shall conduct the arbitration so as to render an award within 60 days of the date on which the sole arbitrator or third arbitrator was appointed. Judgment upon any award rendered may be entered in any court of competent jurisdiction, and any award so rendered shall be final and binding. The costs and expenses of the sole arbitrator or the third arbitrator shall be shared equally by the parties, and each party shall pay the costs and expenses of any arbitrator, which it appoints.


                           ARTICLE IX INDEMNIFICATION

9.0 By CEVA. CEVA shall and does hereby indemnify and agree to hold VEGA harmless from and against all liability, losses, claims, damages, and expenses (including actual and reasonable attorneys' fees) arising under any statute or common law, which VEGA incurs;

(i) by reason of or as the result of, or alleged to be due or resulting from its negligence or breach on CEVA's part of its obligations under this Agreement; or
(ii) which are attributable to CEVA under any applicable law, regulation or order. CEVA shall and does hereby indemnify and agree to hold VEGA harmless from and against all liability, losses, claims, damages, clean up costs, expenses (including actual and reasonable attorneys' fees), penalties and fines which VEGA incurs by reason of or as the result of, or alleged to be due resulting from contamination of or adverse impact on the environment resulting from or growing out of CEVA's handling or managing of WASTE MATERIALS at the Site.

9.1 By VEGA. VEGA shall and does hereby indemnify and agree to hold CEVA harmless from and against all liability, losses, claims, damages and expenses (including actual and reasonable attorneys' fees) arising under any statute or common law, which CEVA incurs;

(i) by reason of or as the result of, or alleged to be due or resulting from its negligence or breach on VEGA's part of its obligations under this Agreement; or
(ii) which are attributable to VEGA under any law, regulation or order. VEGA shall and does hereby indemnify and agree to hold CEVA harmless from and against all liability, losses, claims, damages, clean up costs, expenses (including actual and reasonable attorneys' fees), penalties and fines which CEVA incur by reason of or as the result of, or alleged to be due or resulting from contamination of or adverse impact on the environment resulting from or growing out of VEGA's handling, managing, and/or processing WASTE MATERIALS or utilizing its Equipment at the Site.

9.2 Apportionment. Should any liability, loss, claim, damage, or expense arise which both CEVA have indemnified VEGA and VEGA has indemnified CEVA, such liability, loss, claim, or damage or expense shall be apportioned between CEVA and VEGA in accordance with their degrees of respective fault or, if fault shall not be the basis therefor, in such manner as shall fairly reflect their respective responsibilities in connection therewith.

9.3 Defense. In all situations not within Section 9.2 above, the party making the indemnification under this Article (the "Indemnifying Party") shall assume control of the defense of any suit or claim by any third party against the other party to this Agreement immediately upon receipt of notice of existence of such suit or claim, if such suit or claim involves liabilities, losses, claims, damages or expenses against which the indemnifying Party has indemnified the other. In carrying out its obligations under this Section, each party agrees to exercise good faith in assuming such defense and employing appropriate counsel.

9.4 Survival. Unless otherwise expressly agreed herein, the obligations and remedies of both parties under this Article and with Article V shall survive termination of this Agreement.

                      ARTICLE X REPRESENTATIONS AND WARRANTIES

10.0 Organization, Corporate Authority. VEGA is a privately owned company duly established, validly existing and in good standing under the laws of Romania, and has full power to enter into this Agreement.

10.1 Authorization; Enforceability. The execution, delivery and performance by VEGA of this Agreement and the consummation of the transaction contemplated hereby and thereby, has been duly authorized and approved by all requisite corporate action on the part of VEGA.

10.2 No Violation. Neither the execution or delivery by the contracting parties of this Agreement nor the consummation of the transactions contemplated hereby will: (i) violate any agreement, commitment, judgment or order to which any of the contracting parties is a party; or (ii) contravene any law or regulation having applicability to the parties.

10.3 Litigation, etc. There is no claim, action, suit, proceeding, arbitration, investigation, hearing or other proceeding pending or threatened by or before any court of governmental or administrative agency or authority or private arbitration tribunal against the contracting parties involving the transactions contemplated by this Agreement.

10.4 Capacity, etc. VEGA represents and warrants to CEVA that it has the necessary infrastructure, licenses and approvals and capacity to perform the services as described in Article II. CEVA represents and warrants to VEGA that it has the necessary infrastructure, licenses and approvals and capacity to perform the services as described in Article III.

10.5 Provision of Information. Both CEVA and VEGA represent and warrant that they shall inform each other regarding all applicable environmental, technical and operational criteria required by law or other regulations prior to the commencement of the performance that CEVA or VEGA are required to comply with in connection with the performance of their obligations under this Agreement.

                            ARTICLE XI MISCELLANEOUS

11.0 Notice. Any written notice required or permitted to be given under this Agreement shall be personally delivered or sent by telex, telecopy or telefax or shall be mailed registered or certified mail, return receipt requested, or first class mail with postage prepaid, and shall be deemed to have been effectively given to the recipient party on the date of actual receipt.
The names and addresses of the parties are identified herein below:


         TO VEGA:
                                   VEGA S.A.
                                   Str Valeni Nr 146, Ploiesti, Prahova
                                   Romania
                                   Fax: (40 44) 114469

                          Attn.:   Dr. Eng. Dumitru Manoiu
                                   General Director


         TO CEVA:
                                   CEVA International, Inc.
                                   75-77 North Bridge Street,
                                   Somerville, NJ 08876 US
                                   Fax: (908) 429 0040

                          Attn.:   Herbert G. Case

The addresses and persons to which notice is to be given may be changed upon notice as provided in this Section.

11.1     Assignment.   Neither party shall assign any of its rights or
obligations hereunder without the prior written consent of the other party, except;

i) either party may assign the same to any corporation or other business organization into which it shall be merged, or to which its assets are transferred in connection with any dissolution, liquefaction, winding up or similar business event, or with which it shall be consolidated, or by which it or substantially all of its assets shall be acquired, or
ii) CEVA shall have the right to assign all of its rights, title and interest in this agreement to a subsidiary or an affiliate entity without the prior or later approval of VEGA. VEGA hereby gives its consent to assign all rights, title and interests of CEVA for such a third party. No such assignment shall relieve the assigning party or its general partner(s) or principle(s) of its/their obligations hereunder, all of which shall be expressly assumed by the assignee or transferee(s) as a condition of any such assignment, dissolution, liquidation, winding down, transfer or similar business event.

11.2 No Waiver. None of the terms of this Agreement shall be deemed to have been waived by either party, unless such waiver is in writing and signed by that party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement.

11.3 Incorporation of Recitals and Exhibit(s). All of the preambles and all of the recitals set forth in this Agreement are made a part of this Agreement. In addition, any and all exhibits to this agreement are hereby specifically made a part of and incorporated into this Agreement.

11.4 Counterparts. This Agreement may be executed simultaneously in three counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.5 Compliance with Laws. In the performance of any of its obligations under this Agreement, neither party shall violate or cause the other party to be in violation of any applicable federal, state or local laws, regulations or orders now or hereafter enacted or promulgated.

11.6 Entire Agreement. This Agreement embodies the whole agreement of the parties with respect to the subject matter hereof and supersedes any and all prior oral or written negotiations, communications, and agreements by or on behalf of the parties, including, without limitation, any prior confidentiality agreement of any kind. This Agreement may not be varied by any purchase order, acknowledgment, confirmation, invoice, or shipping document issued by either party. Any amendments or modifications of this Agreement must be in writing and signed by both parties to be binding.

11.7 Severability. In the event that any provision hereof shall violate any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, such provision shall be ineffective to the extent of such violation without invalidating any other provisions hereof.

11.8 No Third Party Rights. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the parties hereto or their successors or assignees in interest in accordance with the provisions of this Agreement, any rights or remedies hereunder or by reason hereof.

11.9 Independent Contractor. Neither party is, and neither party shall be considered as, a joint venturer, partner or agent of the other; neither party shall have any power, right or authority, express or implied, to make any agreement, contract or representation of any kind on behalf of the other; and neither party shall have any power, right or authority, express or implied, to create or assume in any manner any obligation of any kind on behalf of the other. Each party agrees not to represent to anyone that it is an agent of the other or that it has any authority to act on behalf of the other.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.





CEVA International, Inc.                S. C. ROMPETROL S.A.



BY: /s/ Herbert Case                    BY: /s/ John H. Works
---------------                         --------------
Herbert Case, Director                  John H.Works, CEO




                                        VEGA S.A.


                                        BY:    /s/ Dr. Eng. Dumitru  Manoiu
                                        ------------------------------------
                                                 Dr. Eng. Dumitru Manoiu,
                                                 General Director









*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Appendix  1 - Technical Description of *
























*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

      *Appendix 2 - Sludge Lagoon Extraction and Conditioning Description

1.       TECHNICAL APPROACH

The processing of any lagoon waste can be accomplished

*








*Confidential portion omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.